Exhibit 10.17

*  Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT AGREEMENT

BETWEEN

SALUS PHARMA, INC.

AND

PARI GMBH

1.23.	Force Majeure	4

1.24.	Formulation	4

1.25.	IND	4

1.26.	Improvements	4

1.27.	Independent Arrangement	4

1.28.	Inhaler	4

1.29.	Inhaler Charge	4

1.30.	Inhaler Data	4

1.31.	Inhaler Part(s)	4

1.32.	Inhaler Specifications	4

1.33.	Joint Inventions	4

1.34.	Know-How	4

1.36.	Master File	5

1.37.	Material Inhaler Modification	5

1.38.	Material Transfer Agreement	5

1.39.	Milestones	5

1.40.	NDA	5

1.41.	Net Sales	5

1.42.	Non-Scientific Services	5

1.43.	“PMA”	5

1.44.	Package	5

1.45.	PARI’s Drug Product Data	6

1.46.	PARI’s Intellectual Property	6

	(a) “PARI’s Inhaler Intellectual Property	6

	(b) “PARI’s Drug Product Intellectual Property	6

1.47.	PARI’s Inventions	6

1.48.	Party(ies)	6

1.49.	Patents	6

1.50.	Post-Phase II Services	6

1.51.	Pre-Phase II Services	6

1.52.	Project Team	7

1.53.	Royalty Period	7

1.54.	Sale(s)	7

1.55.	SALUS’ Aztreonam Patent	7

1.56.	SALUS’ Drug Product Data	7

1.57.	SALUS’ Intellectual Property	7

1.58.	SALUS’ Inventions	8

1.59.	Services	8

1.60.	Sole License Event	8

1.61.	Standard Inhaler	8

1.62.	Studies	8

	(a) \Pre-Clinical Study	8

	(b) \Phase I Clinical Study	8

	(c) Phase II Clinical Study	8

	(d) Phase III Clinical Study	8

1.62.	Sublicensee	8

1.63.	Supply Agreement	8

1.64.	Supply Terms	8

1.65.	Synthesis	9

1.66.	Territory	9

	1.67.	Test Drug Product	9

	1.68.	Test Formulation	9

	1.69.	Test Inhaler	9

	1.70.	Third Party License Agreement	9

	1.71.	Undesired Formulation(s)	9

	1.72.	Valid Claim	9

2.0.	Project Team		9

	2.1.	Formation and Purpose	9

	2.2.	Control	10

		(a) Development	10

		(b) Milestone Changes	10

	2.3.	Membership	10

	2.4.	Meetings and Travel Reimbursement	10

	2.5.	Limitation of Powers	10

	2.6.	Liaisons	10

3.0.	Development and Delivery		11

	3.1.	Test Formulation and Test Drug Product	11

		3.1.1. SALUS	11

		3.1.2. PARI	11

	3.2.	Test Inhaler	11

	3.3.	Final Formulation and Drug Product	12

		3.3.1. PARI and SALUS	12

	3.4.	Final Inhaler	12

	3.5.	Package	12

	3.6.	Shipment Quality	13

	3.7.	Progress Reports	13

	3.8.	Subcontracting	13

	3.9.	Facilities Access	14

	3.10.	cGMP and ECGMP Standards	14

		3.10.1. Pre-Clinical	14

		3.10.2. Phase I and Phase II	14

		3.10.3. Phase III and Commercial Supply	14

		3.10.4. Package	14

		3.10.5. Subcontractors	14

4.0.	Testing and Acceptance		15

		4.1. SALUS	15

		4.2. PARI	15

	4.3.	Acceptance	15

5.0.	Regulatory Filings		15

	5.1.	Drug Product	15

		5.1.1. United States IND or European Equivalent	15

		5.1.2. United States NDA or European Dossier	15

	5.2.	Inhaler	16

		5.2.1. North America	16

		(a) United States	16

		(b) Other North American Countries	16

		5.2.2. Europe	17

		5.2.3. Rest of the World	17

		5.2.4. Master Files	17

	5.3.	No Guarantee of Approval	18

v

	5.4.	Ownership and Restricted Use of SALUS’ Drug Product Data	18

		5.4.1. PARI’s Use for Purposes of Agreement	18

		5.4.2. PARI’s Use [*]	18

		5.4.3. PARI’s Use [*]	18

		5.4.4. Further Restrictions	18

	5.5.	Ownership and Restricted Use of Inhaler Data and PARI’s Drug Product Data	19

		5.5.1. Purposes of Agreement	19

		5.5.2. Further Restrictions	19

6.0.	Payment		19

	6.1.	Upfront Payment to PARI	19

	6.2.	Scientific Services	19

		6.2.1. Payment for PARI’s Pre-Phase II Services	19

		6.2.2. Payment for PARI’s Post-Phase II Services	20

		6.2.3. Payment for SALUS’ Scientific Services	20

		6.2.4. Review of [*]	20

	6.3.	Payment for Non-Scientific Services	20

		6.3.1. PARI’s Necessary Non-Scientific Services	20

		6.3.2. PARI’s Special Non-Scientific Services	20

		6.3.3. SALUS’ Non-Scientific Services	20

		6.3.4. Review of Hourly Rates	20

	6.4.	Payment for Test Inhalers and Inhalers	21

		6.4.1. Charge	21

		6.4.2. Inspection and Acceptance	21

	6.5.	Reimbursement for Approved Costs	21

	6.6.	Invoicing and Method of Payment	22

*Confidential Treatment Requested.

	6.7.	Milestone Payments	22

	6.8.	Milestone Completion	23

	6.9.	Corus Equity	23

	6.10.	Royalty Payments	23

		6.10.1. Royalty	23

		6.10.2. Minimum Royalty	24

		(a) Amount	24

		(b) Acceleration of Royalty Payments	25

	6.11.	Royalty Reports	25

	6.12.	Payment of Royalty	25

	6.13.	Royalty Buydown	26

	6.14.	Reduction of Royalties	26

		6.14.1. Blocking Patents.	26

		6.14.2. Compulsory License	27

	6.15.	SALUS’ Books and Records and Inspection	27

	6.16.	PARI’s Books and Records and Inspection	27

7.0.	Commercialization		28

	7.1.	Commercialization Strategy	28

	7.2.	Independent Arrangement — Minimum Terms	28

	7.3.	Supply Agreement	28

	7.4.	Alternative Supply of Inhalers	29

		7.4.1. PARI Changes	29

		(a) Changes	29

		(b) Cure Period	29

		7.4.2. PARI Circumstances	29

		(a) Circumstances	29

		(b) Cure Period	29

		7.4.3. Sole License	30

		(a) Grant	30

		(b) Sole License Event	30

		(c) Agreement with SALUS’ Contractor	30

	7.5.	Adverse Information and Event Reporting	30

	7.6.	Patent Marking	31

		(a) Marking by SALUS	31

		(b) Marking by PARI	31

8.0.	Intellectual Property		31

	8.1.	Licenses to SALUS	31

		8.1.1. Drug Product License	31

		(a) Termination by SALUS With Cause	31

		(b) Termination by SALUS Without Cause	32

		(c) Termination for Breach by PARI or SALUS	32

		(i) Assignment	32

		(ii) Cooperation and Power of Attorney	32

		8.1.2. Inhaler License	32

		8.1.3. Background License	33

	8.2.	Licenses to PARI.	33

		8.2.1. Purposes of Agreement	33

		8.2.2. Sale for Use with Drug Product	33

	8.3.	Ownership of Intellectual Property	34

		8.3.1. Inventions	34

		(a) PARI’s Inventions	34

		(b) SALUS’ Inventions	34

		8.3.2. Improvements	34

		(a) PARI’s Improvements	34

		(b) SALUS’ Improvements	35

		8.3.3. Joint Inventions	35

		(a) PARI’s Ownership	35

		(b) Compensation to SALUS for Commercialization Outside of Field	36

	8.3.4.	Cooperation for Joint Inventions.	36

	8.4.	Joint Inventions Based On SALUS’ Aztreonam Patent	36

	8.5.	Pursuit of Patent Protection	36

		8.5.1. PARI’s Obligation	36

		8.5.2. SALUS’ Option	37

		8.5.3. SALUS’ Obligation	37

	8.6.	Extension of Licensed Patent Term	37

9.0.	Enforcement of Intellectual Property		37

	9.1.	Notice of Infringement	37

	9.2.	SALUS’ Right to Prosecute Infringements	37

	9.3.	PARI’s Option to Prosecute Infringements	38

10.0.	Defense of Inhaler		38

	10.1.	Defense Against Third Party Action	38

	10.2.	Result of Litigation	39

11.0.	Confidentiality		39

	11.1.	Use of Confidential Information	39

	11.2.	Confidentiality Agreements	39

	11.3.	Publication and Delay	39

	11.4.	Restricted Disclosure – Terms of Agreement	40

	11.5.	Publicity – Press Releases	40

	11.6.	Publicity – Use of Parties’ Names	40

12.0.	Representations and Warranties		41

	12.1.	PARI Representations and Warranties	41

	12.2.	SALUS Representations and Warranties	42

13.0.	Indemnification		43

	13.1.	Indemnification of SALUS	43

	13.2.	Indemnification of PARI	44

14.0.	Insurance		44

15.0.	Limitation of Damages		45

16.0.	Dispute Resolution		45

	16.1.	Negotiation	45

	16.2.	Mediation	45

	16.3.	Arbitration	46

		16.3.1. Procedural Rules of Arbitration	46

		16.3.2. Tribunal	46

		16.3.3. Governing Substantive Law for Arbitration	46

		16.3.4. Serving of Notice for Arbitration	46

		16.3.5. Forum, Language, Trade Usage Standard and Currency	47

	16.4.	Injunctive Relief	47

	16.5.	Attorneys’ Fees	47

17.0.	Term and Termination		47

	17.1.	Term	47

x

	17.2.	Termination for Breach	47

	17.3.	Termination by SALUS	48

		17.3.1. SALUS Termination With Cause	48

		(a) Causes	48

		(b) Termination Notice	48

		(c) Agreement That Cause Exists	49

		(d) Disagreement That Cause Exists	49

		17.3.2. SALUS’ Termination Without Cause	49

		(a) Pre-Phase II Termination	49

		(b) Post-Phase II Termination	49

		17.3.3. Wind-Down Costs	50

	17.4.	Survival	50

	17.5.	Rights in Bankruptcy	50

18.0.	Miscellaneous		51

	18.1.	Entire Agreement	51

	18.2.	Notices	51

	18.3.	Choice of Law	51

	18.4.	Assignability	52

	18.5.	Waivers and Amendments	52

	18.6.	Severability	52

	18.7.	Section Headings	52

	18.8.	Counterparts	52

	18.9.	Further Assurances	52

	18.10.	Force Majeure	52

	18.11.	Compliance of Law	53

18.12.	Relationship of the Parties	53

18.13.	Choice of Language	53

18.14.	Choice of Currency	53

18.15.	Changes in Borders	53

18.16.	Recordation of Licenses	53

EXHIBIT A		A1

EXHIBIT B		B1

EXHIBIT C		C1

EXHIBIT D		D1

EXHIBIT E		E1

EXHIBIT F		F1

EXHIBIT G		G1

EXHIBIT H		H1

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) effective as of February 20, 2002 (the “Effective Date”), is between PARI GmbH, a German corporation with a principal place of business at Moosstrasse 9, D-82319 Starnberg, Germany (“PARI”) and Salus Pharma, Inc., a Delaware corporation with a principal place of business at 2025 1st Avenue, Suite 800, Seattle, Washington 98121, United States (“SALUS”), a wholly owned subsidiary of Corus Pharma, Inc., a Delaware corporation (“Corus”).

RECITALS

WHEREAS, SALUS is in the business of developing and commercializing drugs for the treatment of respiratory tract and infectious diseases, and SALUS has developed an early stage drug formulation for the inhalation delivery of liquid aztreonam;

WHEREAS, PARI is in the business of developing and commercializing drug inhalation devices and PARI has begun development of a drug inhalation device which PARI desires to further develop for aerosolizing liquid aztreonam for inhalation delivery;

WHEREAS, PARI also has certain expertise and experience in developing drug formulations and drug products which are made for use in inhalation devices;

WHEREAS, SALUS desires PARI to fully develop a drug formulation for aztreonam and a drug product made from such formulation, and SALUS also desires PARI to complete the development of the drug inhalation delivery device for the inhalation delivery of such drug product; and

WHEREAS, PARI is willing to provide such development services, and SALUS is willing to pay PARI for such services on the terms and conditions set forth herein.

AGREEMENT

In consideration of the recitals set forth above, the mutual covenants, terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PARI and SALUS agree as follows:

1.0. Definitions.

As used in this Agreement, the following terms shall have the following meanings while other terms may be defined parenthetically throughout this Agreement:

1.1. “Active Ingredient” means a material or substance which includes aztreonam.

1.2. “Adverse Event” shall have the meaning provided parenthetically in Section 7.5 of this Agreement.

1.3. “Affiliate(s)” of a party means any person or entity that directly or indirectly owns or Controls, is owned or Controlled by or is under common ownership or Control with such party.

1.4. “Change in Control of PARI” means a change in Control of PARI, including, without limitation: (a) a merger (other than a merger in which the holders of stock of PARI immediately prior to the merger have the same proportionate ownership of stock in the surviving entity immediately after the merger); (b) a consolidation, separation or reorganization (other than a mere reincorporation or the creation of a holding company); or (c) an acquisition of property or stock of PARI by a third party resulting in such third party’s Control of PARI, a result of which the stockholders of PARI receive cash, stock or other property in exchange for or in connection with their PARI stock.

1.5. “cGMP” means current Good Manufacturing Practices regulations and Quality System regulations, as promulgated by the FDA.

1.6. “Commercialization Strategy” means the written commercialization strategy which the Parties will agree to pursuant to Section 7.1 which includes an election of an Independent Arrangement or a Supply Agreement and if a Supply Agreement is elected, an election of one or more of the supply options and the retail sales options set forth in the Supply Terms.

1.7. “Confidential Information” means the confidential or proprietary information of a Party, including, without limitation, proposed inventions, inventions, know-how, Inhaler Data, PARI’s Drug Product Data, SALUS’ Drug Product Data, business plans and other information exchanged prior to the Effective Date in negotiation of terms for this Agreement, in connection with the Material Transfer Agreement or otherwise in communications related to or arising out of this Agreement. Confidential Information shall exclude any portion of such information which: (a) is known to the receiving Party before receipt thereof as evidenced by the receiving Party’s written records existing prior to such receipt; (b) is independently developed by the receiving Party, as evidenced by documentation contemporaneous with such independent development; (c) is disclosed to the receiving Party by a third party who has a legal right to make such disclosure; or (d) becomes part of the public domain through no fault of the receiving Party.

1.8. “Control” of a party means beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting shares or securities or the ability otherwise to elect or appoint a majority of the board of directors or other managing authority of such party.

1.9. “Designee” shall have the meaning provided parenthetically in Section 7.4.3(b) of this Agreement.

1.10. “Development Activity(ies)” means the research, design, development, construction, testing, studies, reporting, prototype and clinical supply, delivery, regulatory and other activities which SALUS and PARI individually or jointly perform under this Agreement.

1.11. “Development Decision(s)” means a material decision involving a Development Activity.

1.12. “Development Plan” means the plan for performing the Development Activities and the time schedule for performing the Development Activities, as set forth in Exhibit A, as amended in writing from time to time in accordance with this Agreement.

1.13. “Development Term” means the period of time beginning on the Effective Date and ending upon SALUS’ acceptance of the Formulation, Drug Product and Inhaler in accordance with Section 4.3 of this Agreement.

1.14. “Drug Product” means a liquid which includes: (a) the Active Ingredient alone or in addition to one or more other substances, chemicals or ingredients; or (b) a modification, re-synthesis or derivative of the Active Ingredient alone or in addition to one or more other substances, chemicals or ingredients.

1.15. “Drug Product Specifications” means the specifications, characteristics, properties and performance requirements of the Drug Product, adapted for aerosolization and delivery by the Inhaler, which are set forth in Exhibit B, including, without limitation, any characteristics or parameters which specify: (a) the Formulation; or (b) the percentage of pulmonary deposition, particle/droplet size for the Drug Product, absorption, the stability of the Drug Product or aerosol characteristics.

1.16. “ECGMP” means European Community Good Pharmaceutical Manufacturing Practices and any amendments to such practices.

1.17. “EMEA” means the European Agency for the Evaluation of Medicinal Drug Products or any successor to that agency.

1.18. “European Dossier” means a European drug marketing authorization application or the European equivalent to a PMA or ISO 9001/9002, submitted to the EMEA, an alternate body accepting such an application, or any European Union Member.

1.19. “European Regulatory Approval” means a marketing authorization issued by the EMEA applying to one or more or all European Union Members.

1.20. “European Union Member” means any country which is or becomes a member to the Treaty on European Union.

1.21. “FDA” means the United States Food and Drug Administration or any successor to that agency.

1.22. “Field” means medical treatment with any drug in the [*] pharmacologic classification, including, without limitation, aztreonam in any form or any chemical modification, re-synthesis or derivation of aztreonam.

1.23. “Force Majeure” shall have the meaning provided parenthetically in Section 18.10 of this Agreement.

1.24. “Formulation” means the compositions, chemical structures, molecules, compounds, ingredients, formulas, recipes, chemical reactions, mixtures, technical information and know-how which are developed for and/or necessary for producing, manufacturing or packaging the Drug Product.

1.25. “IND” means an investigational drug application filed with the FDA.

1.26. “Improvements” means any and all improvements, modifications, variations, re-designs and optimizations of the Inhaler, Standard Inhaler, Formulation, Drug Product or Package or methods of manufacture or use thereof.

1.27. “Independent Arrangement” shall have the meaning provided parenthetically in Section 7.1 of this Agreement.

1.28. “Inhaler” means an inhalation delivery device which meets the Inhaler Specifications and is adapted to aerosolize the Drug Product for inhalation delivery to the human respiratory tract via nasal or oral passages.

1.29. “Inhaler Charge” shall have the meaning provided in Section 6.4.1 of this Agreement.

1.30. “Inhaler Data” means all data, data sets, pre-clinical and clinical study data, Master Files, reports, applications, approvals and information related to the Standard Inhaler, and, if different, the Inhaler, including, but not limited to, all data, reports and information created for or arising out of any regulatory filing therefor, any regulatory approval thereof or any corresponding application or approval therefor in any country in the Territory.

1.31. “Inhaler Part(s)” means one or more replaceable components of the Inhaler, including, without limitation, the vibrating plate or diaphragm adapted to co-act with the Drug Product stored in the Inhaler.

1.32. “Inhaler Specifications” means the specifications, parameters and requirements for the Inhaler which are set forth in Exhibit C.

1.33. “Joint Inventions” shall have the meaning provided parenthetically in Section 8.3.3(a) of this Agreement.

1.34. “Know-How” means all rights in all know-how and technical information, including, without limitation, concepts, inventions (whether or not patentable), trade secrets, discoveries, formulas, systems, methods, techniques, designs, drawings, sketches, theories, descriptions, instructional materials, computer programs, computer files, images, videos and works of authorship.

*Confidential Treatment Requested.

1.36. “Master File” means information related to the Inhaler, commonly referred to as a Device Master File (DMF) or European Device Master File (EDMF), including but not limited to, confidential or proprietary information, knowledge, data, trade secrets, inventions, discoveries, product designs, models, prototypes, engineering drawings, and schematics, in all forms.

1.37. “Material Inhaler Modification” means any modification to the design or function of the Inhaler as approved by the FDA or EMEA, whichever is applicable, where such modification requires a new regulatory approval of the modified Inhaler by the FDA or EMEA prior to the marketing or sale of such modified Inhaler.

1.38. “Material Transfer Agreement” means that Material Transfer Agreement entered into by SALUS and PARI dated November 7, 2001.

1.39. “Milestones” means the four milestones set forth in Section 6.7 of this Agreement.

1.40. “NDA” means a New Drug Product Application filed with the FDA.

1.41. “Net Sales” means the amounts received by SALUS, its Affiliates or its Sublicensees for Sales of the Drug Product under this Agreement less the following deductions: (a) discounts, returns, allowances, commissions and wholesaler chargebacks allowed and taken; (b) import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs and duties imposed on such Sales; (c) packaging, handling, transportation, freight, freight insurance, and other insurance relating to such Sales; and (d) amounts allowed or credited on such Sales for retroactive price reductions or rebates including, but not limited to, Medicaid rebates. For purposes of clarity, in the event the Inhalers are sold to customers in combination or in conjunction with the Drug Product or supplied to customers at no charge in combination or in conjunction with the Drug Product, Net Sales shall exclude the Inhaler purchase price paid by SALUS, its Affiliates or its Sublicensees to PARI, PARI’s Affiliates or a third party authorized by PARI or PARI’s Affiliates to distribute the Inhalers.

1.42. “Non-Scientific Services” means clerical or administrative services, which are not performed by a scientist (for clarification: patent research, management of patent work, project management, project supervisory work and business development work are to be deemed as Scientific Services).

1.43. “PMA” means a premarket approval application for medical devices under Section 510(k) of the Federal Food, Drug Product, and Cosmetic Act of the United States.

1.44. “Package” means a package having one or more components adapted for the Drug Product which stores and preserves specified quantities of the Drug Product and which facilitates the distribution, shelving and handling of the Drug Product, including, but not limited to, a container which holds or retains the Drug Product, a holder for the Inhaler and a carton, box or other materials which surround such container.

1.45. “PARI’s Drug Product Data” means all data, data sets, reports and information related to the Drug Product which: (a) is owned or controlled by PARI as of the Effective Date; or (b) results from the Development Activities of PARI, conducted alone or in conjunction with SALUS, including, but not limited to, data related to the Synthesis, Active Ingredient, Formulation and Drug Product. PARI’s Drug Product Data shall exclude SALUS’ Drug Product Data.

1.46. “PARI’s Intellectual Property” means PARI’s Inhaler Intellectual Property and PARI’s Drug Product Intellectual Property, where such terms have the following meanings:

(a) “PARI’s Inhaler Intellectual Property” means: [*].

(b) “PARI’s Drug Product Intellectual Property“ means: (i) all Patents owned, controlled or licensable by PARI or its Affiliates prior to the end of the Development Term which claim or relate to the Formulation, Drug Product or Package or methods of manufacture or use thereof or any of PARI’s Inventions related thereto or any of the Joint Inventions related thereto; (ii) all Know-How owned, controlled or licensable by PARI or its Affiliates prior to the end of the Development Term which relate to the practice of the Patents provided in subsection (b)(i) above, any of PARI’s Inventions related to the Formulation, Drug Product or Package or methods of manufacture or use thereof or any of the Joint Inventions related thereto; and (iii) PARI’s Drug Product Data, all derivatives thereof and all copyrights therein.

1.47. “PARI’s Inventions” shall have the meaning provided parenthetically in Section 8.3.1(a) of this Agreement.

1.48. “Party(ies)” means SALUS and/or PARI.

1.49. “Patents” means all patent applications, patents and all other patent rights including, without limitation, divisions, continuations, continuations-in-part, renewals, re-examination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations and foreign counterparts of such patent applications and patents.

1.50. “Post-Phase II Services” means the scientific and engineering development services which PARI renders between the date on which PARI delivers the Test Drug Products and Test Inhalers to SALUS for the Phase II Clinical Study and the date on which SALUS obtains regulatory approval of the NDA or European Dossier for the Drug Product.

1.51. “Pre-Phase II Services” means the scientific and engineering development services which PARI renders between the Effective Date and the date on which PARI delivers the Test Drug Products and Test Inhalers to SALUS for the Phase II Clinical Study.

*Confidential Treatment Requested.

1.52. “Project Team” means the project team described in Section 2.0 of this Agreement.

1.53. “Royalty Period” means the period which begins on the date of the first commercial sale of the Drug Product by SALUS, its Affiliates or Sublicenses and expires the later of:

(a) the date on which there are no longer any issued patents having Valid Claims in the Territory which claim the Drug Product alone, the Inhaler alone or the Drug Product in combination with the Inhaler which are included within: (i) German Patent Application [*]; (ii) all Patents claiming priority thereto; or (iii) all Patents owned, controlled or licensable by PARI or its Affiliates prior to the end of the Development Term which claim the Drug Product alone (or methods of manufacture or use thereof), the Inhaler alone (or methods of manufacture or use thereof ) or the Drug Product in combination with the Inhaler (or methods of manufacture or use thereof);

and

(b) the date of [*] years after the first commercial sale of the Drug Product.

1.54. “Sale(s)” means the sale or sales, whether by SALUS or an Affiliate or Sublicensee of SALUS of the Drug Product to a third party that is not an Affiliate or Sublicensee of the seller.

1.55. “SALUS’ Aztreonam Patent” shall have the meaning provided parenthetically in Section 1.57 of this Agreement.

1.56. “SALUS’ Drug Product Data” means all data, data sets, pre-clinical and clinical study data, reports, applications, approvals and information related to the Drug Product which: (a) is owned or controlled by SALUS or its Affiliates as of the Effective Date; or (b) results from the Development Activities of SALUS, conducted alone or in conjunction with PARI, including, but not limited to, data arising from the Studies conducted by SALUS, data related to the Synthesis, Active Ingredient, Formulation and Drug Product, all data, reports and information created for or arising out of any regulatory filing therefor, any regulatory approval thereof or any corresponding application or approval therefor in any country in the Territory and all data otherwise applicable to regulatory efforts.

1.57. “SALUS’ Intellectual Property” means: (a) United States Patent Application No. 10/027,113, entitled “Inhalable Aztreonam for Treatment and Prevention of Pulmonary Bacterial Infections,” filed December 20, 2001 (“SALUS’ Aztreonam Patent”); (b) all Patents related thereto or claiming priority thereto; (c) all other Patents owned, controlled or licensable by SALUS or its Affiliates prior to the end of the Development Term which claim or relate to the Synthesis, Formulation, Drug Product or Package or methods of manufacture or use thereof or any of SALUS’ Inventions related thereto; and (d) all Know-How owned, controlled or licensable by SALUS or its Affiliates prior to the end of the Development Term which relates to the practice of the patents and patent applications provided in subsections (a), (b) or (c) above, or which otherwise relates to

*Confidential Treatment Requested.

the Synthesis, Formulation, Drug Product or Package or methods of manufacture or use thereof or any of SALUS’ Inventions related thereto; and (e) SALUS’ Drug Product Data, all derivatives thereof and all copyrights therein.

1.58. “SALUS’ Inventions” shall have the meaning provided parenthetically in Section 8.3.1(b) of this Agreement.

1.59. “Services” means the Pre-Phase II Services, Post-Phase II Services and Non-Scientific Services rendered by PARI in its performance of Development Activities which PARI is authorized and bound to perform during the Development Term of this Agreement. The term “Services” expressly excludes all of PARI’s activities, labor and work relating, solely and directly to the research, design, and development of PARI’s Standard Inhaler alone or PARI’s Standard Inhaler in combination with a drug product other than the Drug Product.

1.60. “Sole License Event” shall have the meaning provided parenthetically in Section 7.4.3(a) of this Agreement.

1.61. “Standard Inhaler” means PARI’s inhalation device, identified by PARI as of the Effective Date as the “PARI e-Flow Aerosol Device,” which, when fully developed according to PARI’s current plans, will function as a standard off-the-shelf product capable of aerosolizing and delivering various types of drug products.

1.62. “Studies” means the Pre-Clinical Study, Phase I Clinical Study, Phase II Clinical Study and Phase III Clinical Study, where such terms have the following meanings:

(a) “Pre-Clinical Study” means a pre-clinical study which involves testing a relatively low number of Test Drug Products and Test Inhalers on animals.

(b) “Phase I Clinical Study” means a clinical study which involves testing a relatively low number of Test Drug Products and Test Inhalers on humans.

(c) “Phase II Clinical Study” means a clinical study which involves testing a moderate number of Test Drug Products and Test Inhalers on humans.

(d) “Phase III Clinical Study” means a clinical study which involves testing a relatively high number of Drug Products and Inhalers on humans.

1.62. “Sublicensee” means any person or entity, other than an Affiliate of SALUS, which receives a sublicense from SALUS under this Agreement, directly or indirectly from SALUS or an Affiliate of SALUS.

1.63. “Supply Agreement” means the supply agreement, if any, entered into between SALUS and PARI for the supply of Inhalers from PARI to SALUS which shall include, at a minimum, the Supply Terms set forth in Exhibit D.

1.64. “Supply Terms” means the terms set forth in Exhibit D.

1.65. “Synthesis” means the compositions, chemical structures, molecules, compounds, ingredients, formulas, recipes, methods, processes, chemical reactions, mixtures, technical information and know-how which are used in or result in the production of the Active Ingredient.

1.66. “Territory” means the entire world.

1.67. “Test Drug Product” means a test or prototype Drug Product.

1.68. “Test Formulation” means a test or prototype Formulation.

1.69. “Test Inhaler” means a test or prototype Inhaler.

1.70. “Third Party License Agreement” means that agreement entered into between The Technology Partnership plc (“TTP”) and PARI dated March 23, 1999 which, based upon PARI’s representations, includes a license from TTP to PARI under certain rights of Bespak Europe Limited (“Bespak”). SALUS and PARI acknowledge that SALUS has not been provided with a copy of the Third Party License Agreement.

1.71. “Undesired Formulation(s)” means the compositions, chemical structures, crystal formations and molecules set forth in Exhibit E.

1.72. “Valid Claim” means a claim in an issued patent which has not expired, lapsed, been canceled or become abandoned and has not been finally found to be invalid (or not valid) or unenforceable by an unreversed or unappealable final decision or judgment of a court or other authority or agency of competent jurisdiction.

2.0. Project Team.

2.1. Formation and Purpose. As of the Effective Date, SALUS and PARI shall establish a Project Team which shall, among other activities, finalize the Development Plan within sixty (60) business days after the Effective Date under the direction of SALUS. The finalized Development Plan shall be attached hereto as Exhibit A and incorporated herein by reference. The Project Team shall also: (a) oversee the Development Activities; (b) report to SALUS and PARI on all proposed Development Decisions; (c) propose the overall technical strategy for the development of the Test Formulation, Formulation, Test Drug Product, Drug Product, Test Inhaler and Inhaler; (d) oversee and coordinate the Parties’ activities in such development pursuant to the specifications and the timeframes set forth in Exhibits A, B and C; (e) propose modifications to the Drug Product Specifications and Inhaler Specifications, as appropriate; (f) develop and propose for the Parties’ approval the final specifications for the Formulation, Drug Product, Package and Inhaler, all based on the principles of prompt and diligent development, consistent with good pharmaceutical and medical device practices; and (g) review all development records relating to the Development Activities. The Project Team shall perform such other functions as appropriate to further the purposes of this Agreement, including the periodic evaluation of performance against goals.

2.2. Control.

(a) Development. SALUS shall control the Development Decisions of the Project Team, taking into account PARI’s expertise, input and advice. Notwithstanding any disputes or disagreements within the Project Team or between the Parties, SALUS shall have the sole right to make all Development Decisions and to change the Development Plan or the Development Activities.

(b) Milestone Changes. The Milestones, set forth in Section 6.7 of this Agreement, may be changed only in writing upon mutual agreement of the Parties. If there is a mutual delay and the Milestones are not met, then both Parties shall mutually determine revised Milestones, and the time schedule for the Milestone payments provided in Section 6.7 shall be adjusted accordingly.

2.3. Membership. The Project Team shall have representatives of each Party with the requisite levels of skill and experience in product development, engineering or such other matters as the Parties may agree. The Project Team’s initial members shall be those set forth in Exhibit F of this Agreement. The Project Team may change its size from time to time by written agreement of the Parties. Each Party may replace its Project Team representatives at any time upon written notice to the other Party; provided, however, that each Party’s representatives shall at all times be persons possessing the appropriate level of skill, experience and familiarity with the Development Activities.

2.4. Meetings and Travel Reimbursement. The Project Team shall hold meetings at such times and places as the Project Team elects to do so, but the Project Team shall meet at least once every month. Meetings of the Project Team may be held by audio or video teleconference. Meetings of the Project Team shall be effective only if a representative of each Party is present or participating. SALUS shall be responsible for its own travel expenses incurred as a result of meetings of the Project Team. In addition, upon receipt of an invoice from PARI, SALUS shall reimburse PARI for PARI’s reasonable travel expenses incurred as a result of meetings of the Project Team or incurred otherwise to meet the development objectives of this Agreement. PARI shall exercise efforts to minimize any such travel expenses, and such efforts shall be no less stringent than those exercised by PARI in minimizing its own business travel expenses or otherwise required by PARI’s internal policies. Such reimbursements shall not count towards the Service fee caps provided in Section 6.0.

2.5. Limitation of Powers. The powers of the Project Team are limited to those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Project Team shall not have the right to amend this Agreement. The actions of the Project Team shall not substitute for either Party’s ability to exercise any right, nor excuse the performance of any obligation, set forth herein.

2.6. Liaisons. Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to their activities under this Agreement. Each

Party may change such liaison from time to time during the term of this Agreement upon written notice thereof to the other Party. The initial liaison for each Party is set forth in Exhibit F of this Agreement.

3.0. Development and Delivery.

3.1. Test Formulation and Test Drug Product.

3.1.1. SALUS. PARI acknowledges that prior to the Effective Date, SALUS has developed a particular Synthesis for aztreonam and a formulation and method for producing a prototype Drug Product (the “Existing Drug Product”). SALUS shall retain ownership of all of SALUS’ Intellectual Property, including that which is embodied in the Existing Drug Product. Prior to the Effective Date, pursuant to the Material Transfer Agreement, SALUS has provided PARI with particular quantities of aztreonam which SALUS produced through such Synthesis. SALUS shall supply PARI with quantities of the Active Ingredient in accordance with the terms and conditions of Section 3.10 below for PARI’s development of the Test Formulation and Test Drug Product. SALUS shall make such supply in accordance with the timeframes and aztreonam quantities specified in the Development Plan.

3.1.2. PARI. PARI shall develop a Test Formulation and Test Drug Product: (a) in accordance with the Development Plan; (b) substantially in accordance with the Drug Product Specifications; and (c) in accordance with the terms and conditions of Section 3.10 below. PARI shall use commercially reasonable efforts to develop the Test Formulation in such a manner that it does not consist of or comprise the Undesired Formulations. As part of such Development Activities, PARI shall perform research and development with respect to SALUS’ early stage drug formulation for aztreonam. Concurrently or thereafter and subject to the written approval of SALUS, PARI may perform research and development with respect to reasonable alternative drug formulations for aztreonam. PARI shall use commercially reasonable efforts to perform its Development Activities under this Section. PARI shall develop the Test Formulation and Test Drug Product substantially in compliance with its internal quality control and product specification standards or as otherwise agreed upon by PARI and SALUS. PARI shall develop the Test Formulation for the Pre-Clinical, Phase I Clinical and Phase II Clinical Studies. The Project Team shall propose the appropriate strategy to manufacture the Test Drug Product and Test Inhaler for use in such Studies. In accordance with the strategy approved by SALUS, PARI shall manufacture for and deliver to SALUS the Test Formulation and Test Drug Product for examination, testing and comment in the quantities and according to the timeframes set forth in the Development Plan for such Studies.

3.2. Test Inhaler. SALUS acknowledges that prior to the Effective Date, PARI has begun development of PARI’s Standard Inhaler which PARI expects to further develop into the Test Inhaler. PARI shall retain ownership of all intellectual property rights embodied in PARI’s Standard Inhaler. Whether the Test Inhaler is the same as PARI’s Standard Inhaler or a variation of PARI’s Standard Inhaler, PARI shall develop the Test Inhaler: (a) in accordance with the Development Plan; (b) substantially in accordance with the Inhaler Specifications; (c) in accordance with the terms and conditions of Section 3.10 below; and (d) substantially in accordance with PARI’s internal quality control and product specification standards or as otherwise agreed upon by PARI and SALUS. PARI shall use commercially reasonable efforts to perform its Development Activities under this Section. PARI shall develop the Test Inhaler for the Pre-Clinical, Phase I Clinical and Phase II Clinical Studies. PARI shall deliver to SALUS the Test Inhaler for examination, testing and comment in the quantities and according to the timeframes set forth in the Development Plan for such Studies.

3.3. Final Formulation and Drug Product.

3.3.1. PARI and SALUS. SALUS shall supply PARI with quantities of the Active Ingredient in accordance with the terms and conditions of Section 3.10 below for PARI’s development of the Formulation, Drug Product and Inhaler. SALUS shall make such supply in accordance with the timeframes and Active Ingredient quantities specified in the Development Plan. PARI shall develop the Formulation and the Drug Product: (a) in accordance with the Development Plan; (b) in accordance with the Drug Product Specifications; (c) in accordance with the terms and conditions of Section 3.10 below; and (d) substantially in accordance with PARI’s internal quality control and product specification standards or as otherwise agreed upon by PARI and SALUS. PARI shall use commercially reasonable efforts to develop the Formulation in such a manner that it does not consist of or comprise the Undesired Formulations. PARI shall use commercially reasonable efforts to perform its Development Activities under this Section. PARI shall deliver to SALUS the Formulation and Drug Product for examination, testing and comment in the quantities according to the timeframes set forth in the Development Plan for the Phase III Clinical Study. If PARI or its Affiliates or subcontractors develops the Package pursuant to Section 3.5 below, PARI shall deliver to SALUS the Package for examination, testing and comment in the quantities according to the timeframes set forth in the Development Plan for the Phase III Clinical Study.

3.4. Final Inhaler. PARI shall develop the Inhaler: (a) in accordance with the Development Plan; (b) in accordance with the Inhaler Specifications; (c) in accordance with the terms and conditions of Section 3.10 below; and (d) in accordance with PARI’s internal quality control and product specification standards or as otherwise agreed upon by PARI and SALUS. PARI shall use commercially reasonable efforts to perform its Development Activities under this Section. PARI shall deliver to SALUS the Inhaler for examination, testing and comment in the quantities according to the timeframes set forth in the Development Plan for the Phase III Clinical Study.

3.5. Package. Through the use of a subcontractor, unless SALUS objects to the subcontractors proposed by PARI, PARI shall develop the Package in accordance with the Development Plan and the terms and conditions of Section 3.10 below. PARI and SALUS shall use commercially reasonable efforts to perform their Development Activities under this Section. PARI may subcontract such Package development only to a subcontractor pre-approved in writing by SALUS. In the event SALUS approves of a proposed subcontractor, PARI shall develop the Package using such subcontractor, and

PARI shall contractually require such subcontractor, in writing, to: (i) provide SALUS with access to such subcontractor’s facilities for purposes of inspecting, auditing and viewing the Package development after receiving reasonable prior written notice from SALUS; (ii) provide SALUS with as much notice as possible, and, where possible, at least fourteen (14) calendar days’ prior written notice of an inspection or audit of the Package development by the FDA, EMEA or another government agency and provide SALUS with access to such subcontractor’s facilities to attend such inspection or audit; (iii) to the extent possible after the use of commercially reasonable efforts, assign all intellectual property rights arising from the subcontractor’s Package development to PARI; and (iv) abide by the confidentiality obligations provided in Section 11.0 of this Agreement. Furthermore, PARI shall require the approved subcontractor to develop the Package in accordance with any input or decision of SALUS, including, without limitation, input related to Package design, lock-and-key mechanisms for the Package, Package material, Package color, Package shape and other Package characteristics. In the event SALUS disapproves of all proposed contractors, in writing, SALUS shall be responsible for the development of the Package at SALUS’ expense, and PARI shall no longer have such responsibility.

3.6. Shipment Quality. SALUS shall have a period of sixty (60) days from the date of receipt of the shipment of Test Drug Products, Test Inhalers, Drug Products or Inhalers to test for quality of the shipment and to accept or reject such shipment. If SALUS determines that any such shipment or portions thereof do not substantially meet the specifications set forth in this Agreement, SALUS shall notify PARI in writing within such sixty (60) day period, indicating the date of delivery and the defective nature of the shipment. PARI shall undertake commercially reasonable efforts to correct such defect and supply SALUS with a replacement shipment acceptable to SALUS, within a reasonable time and in view of the timeframes set forth in the Development Plan.

3.7. Progress Reports. PARI shall regularly provide the Project Team with written reports regarding the development of the Test Formulation, Test Drug Product, Test Inhaler, Formulation, Drug Product and Inhaler. Through the Project Team, PARI shall keep SALUS up-to-date on the progress of all Development Activities.

3.8. Subcontracting. PARI may subcontract portions of the Development Activities to subcontractors, provided that, prior to subcontracting the development of part or all of the Formulation or the Drug Product, PARI shall: (a) provide SALUS with prior written notice of any such subcontractor, including the terms and conditions of the subcontract and the development to be performed by the subcontractor; (b) make such subcontract consistent with the applicable terms of this Agreement; (c) contractually require any such subcontractor, in writing, to perform such development in compliance with the terms and conditions of Section 3.10 below; (d) contractually require any such subcontractor, in writing, to perform such development in accordance with PARI’s internal quality control and product specification standards or as otherwise agreed upon by PARI and SALUS; (e) to the extent possible after the use of commercially reasonable efforts, contractually require any such subcontractor, in writing, to assign all intellectual property rights arising from the subcontractor’s Development Activities to PARI; (f) contractually bind any such subcontractor, in writing, to the confidentiality obligations provided in Section 11.0 of this Agreement; (g) contractually require any such subcontractor, in writing, to authorize SALUS to inspect, audit and view the subcontractor’s facilities in accordance with Section 3.9 below; and (h) obtain SALUS’ written approval of such subcontractor. PARI shall be responsible for enforcing its rights against any such subcontractor. Notwithstanding the foregoing, SALUS shall not have the right to approve or reject subcontractors that PARI uses as of the Effective Date as a part of its development of the Standard Inhaler or in PARI’s normal course of business. The terms and conditions of Section 3.5, and not this Section 3.8, shall apply to Package subcontractors.

3.9. Facilities Access. Upon reasonable prior notice from SALUS, PARI shall provide SALUS and its employees and agents with access to PARI’s and its subcontractors’ facilities to inspect, audit and view the Development Activities. In the form of an existing confidentiality agreement between SALUS and such employees and agents, SALUS shall require each employee and agent granted access to PARI’s or its subcontractors’ facilities to maintain in confidence and not use any and all Confidential Information learned or viewed during such employee’s visit except to the extent disclosure or use is related to the purposes of this Agreement.

3.10. cGMP and ECGMP Standards.

3.10.1. Pre-Clinical. For purposes of research involving non-human subjects and for Pre-Clinical Study purposes, SALUS and PARI shall comply with the standards required by the laws and regulations applicable to the materials and devices used for such purposes. For example, if permitted by the applicable laws and regulations, the standard may be Good Laboratory Practices (GLP), non-GLP or Good Clinical Practices (GCP).

3.10.2. Phase I and Phase II. For the Phase I Clinical Study and Phase II Clinical Study: (a) SALUS shall supply PARI with the Active Ingredient at least in substantial compliance with cGMP or ECGMP, whichever is applicable; and (b) PARI shall develop and manufacture the Test Formulation, Test Drug Product and Test Inhaler at least in substantial compliance with cGMP or ECGMP, whichever is applicable.

3.10.3. Phase III and Commercial Supply. For the Phase III Clinical Study and for PARI’s commercial supply of the Inhalers to SALUS: (a) SALUS shall supply PARI with the Active Ingredient in full compliance with cGMP or ECGMP, whichever is applicable; and (b) PARI shall develop and manufacture the Formulation, Drug Product and Inhaler in full compliance with cGMP or ECGMP, whichever is applicable.

3.10.4. Package. PARI shall develop and manufacture (or have developed and manufactured) the Package in full compliance with cGMP or ECGMP, whichever is applicable.

3.10.5. Subcontractors. PARI may satisfy the manufacturing standards of this Section 3.10 by bringing PARI’s manufacturing resources to such standards or by hiring a subcontractor in accordance with Section 3.8 above.

4.0. Testing and Acceptance.

4.1. SALUS. Subject to the terms and conditions of this Agreement and provided that each of the previous Studies conducted by SALUS produces positive results, SALUS shall use commercially reasonable efforts to conduct the Pre-Clinical, Phase I Clinical, Phase II Clinical and Phase III Clinical Studies on the Test Formulation, Test Drug Product, Formulation and Drug Product delivered through a prototype of PARI’s Standard Inhaler or the Test Inhaler and through PARI’s Standard Inhaler or the Inhaler, all as set forth in the Development Plan. PARI shall reasonably assist and cooperate with SALUS in such activities including, without limitation, providing SALUS with information reasonably related to or necessary to conduct such activities.

4.2. PARI. Subject to the terms and conditions of this Agreement and provided that each of the previous Studies conducted by SALUS produces positive results, PARI shall conduct its own studies, in compliance with the relevant regulations, using a prototype of PARI’s Standard Inhaler and PARI’s Standard Inhaler as part of its normal course of development for the Test Inhaler and Inhaler and which are necessary to gather data to obtain an approved PMA or 510(k) foreign equivalent and a European CE mark for PARI’s Standard Inhaler. SALUS shall not pay for activities related to such studies.

4.3. Acceptance. If and when the results obtained by SALUS from the Phase III Clinical Study satisfy the Drug Product Specifications, Inhaler Specifications and parameters set forth in the Development Plan or other specifications agreed upon by SALUS and PARI, subject to the other terms and conditions of this Agreement SALUS shall promptly provide PARI with written notice of acceptance of the Formulation, Drug Product and Inhaler, at which point the Development Term of this Agreement shall end.

5.0. Regulatory Filings.

5.1. Drug Product.

5.1.1. United States IND or European Equivalent. Following positive Pre-Clinical Study results, at SALUS’ expense, SALUS will use commercially reasonable efforts to: (a) file an IND with the FDA for the Drug Product in accordance with the Development Plan; or (b) file the European equivalent of an IND with the EMEA for the Drug Product. At SALUS’ request and expense, PARI will cooperate with SALUS by providing SALUS with the Inhaler Data as reasonably necessary for such IND or European equivalent or otherwise reasonably desirable by SALUS for its preparation of such IND or European equivalent. Such cooperation shall be considered Pre-Phase II Services or Non-Scientific Services, as the case may be, chargeable to SALUS pursuant to Section 6.0 of this Agreement; however payment for such services shall not count towards any Services fee caps in Section 6.0. SALUS’ possession and use of the Inhaler Data shall be subject to the confidentiality restrictions and other limitations provided in Section 5.5 of this Agreement.

5.1.2. United States NDA or European Dossier. Within [*] years after the completion of a positive Phase III Clinical Study, at SALUS’ expense SALUS will use commercially

*Confidential Treatment Requested.

reasonable efforts to: (a) file an NDA with the FDA for the Drug Product in accordance with the Development Plan; or (b) file a European Dossier for the Drug Product in accordance with the Development Plan. At SALUS’ request and expense, PARI will cooperate with SALUS by providing SALUS with the Inhaler Data as reasonably necessary for the NDA or European Dossier or otherwise reasonably desirable by SALUS for its preparation of the NDA or European Dossier. Such cooperation shall be considered Post-Phase II Services or Non-Scientific Services, as the case may be, chargeable to SALUS pursuant to Section 6.0 of this Agreement; however payment for such services shall not count towards any Services fee caps in Section 6.0. SALUS’ possession and use of the Inhaler Data shall be subject to the confidentiality restrictions and other limitations provided in Section 5.5 of this Agreement.

5.2. Inhaler.

5.2.1. North America.

(a) United States. Subject to PARI obtaining positive results from PARI’s studies on PARI’s Standard Inhaler, at PARI’s expense, PARI shall prepare and make submissions as are necessary to complete a 510 (k) filing in the United States for the general use of PARI’s Standard Inhaler (and, if requested by SALUS, the Inhaler PARI developed specifically for SALUS), and specifically for the delivery of liquids containing drug molecules. PARI shall use commercially reasonable efforts to obtain approval of such 510 (k) by no later than December 31, 2003. PARI’s failure to obtain such approval by such date, in and of itself, shall not be deemed a material breach of this Agreement. SALUS will reasonably cooperate with PARI by providing PARI with SALUS’ Drug Product Data as reasonably necessary to support such approval. SALUS shall not charge PARI for such cooperation except that PARI shall pay SALUS for the reasonable costs and expenses incurred by SALUS relating to the services of creating, customizing, collecting and analyzing SALUS’ Drug Product Data pursuant to a specific request of PARI, transferring SALUS’ Drug Product Data to PARI and providing PARI with assistance or consultation in using SALUS’ Drug Product Data. Such services shall be charged to PARI and payable by PARI in accordance with Section 6.2.3 or 6.3.3 of this Agreement, whichever is applicable. PARI’s possession and use of SALUS’ Drug Product Data shall be subject to the confidentiality restrictions and other limitations provided in Section 5.4 of this Agreement.

(b) Other North American Countries. At SALUS’ request, PARI shall confer with SALUS regarding regulatory filings for the Standard Inhaler or Inhaler in North American countries other than the United States. In PARI’s business judgment, PARI may accept or decline to make such filings at its expense. In the event PARI so declines, at SALUS’ request the Parties shall negotiate in good faith an agreement to share the expenses related to such filings. Upon execution of such agreement, PARI shall prepare and make submissions as are necessary to complete a 510(k) foreign equivalent in the agreed upon North American country or countries for the general use of PARI’s Standard Inhaler (and, if requested by SALUS, the Inhaler PARI developed specifically for SALUS), and specifically for the delivery of liquids containing drug molecules. In the event the Parties fail to execute such agreement after ninety (90) days of good faith negotiation, PARI shall prepare and make such submissions at SALUS’ request and at SALUS’ expense for the benefit of SALUS.

5.2.2. Europe. Subject to PARI obtaining positive results from PARI’s studies on PARI’s Standard Inhaler, at PARI’s expense, PARI shall prepare and make regulatory submissions as are necessary to complete a CE marking, declaration of conformity for the general use of PARI’s Standard Inhaler (and, if requested by SALUS, the Inhaler PARI developed specifically for SALUS), and specifically for the delivery of liquids containing drug molecules. In such an event, PARI shall file such European Dossier which meets the requirements for validation under the EMEA’s validation process. PARI shall use commercially reasonable efforts to obtain approval of such a European Dossier by no later than December 31, 2004, and PARI shall use commercially reasonable efforts to obtain the European CE mark for any such regulatory approval. PARI’s failure to obtain such approval by such date, in and of itself, shall not be deemed a material breach of this Agreement. SALUS will reasonably cooperate with PARI by providing PARI with SALUS’ Drug Product Data as reasonably necessary to support such approval. SALUS shall not charge PARI for such cooperation except that PARI shall pay SALUS for the expenses incurred by SALUS relating to the services of creating, customizing, collecting and analyzing SALUS’ Drug Product Data pursuant to a specific request of PARI, transferring SALUS’ Drug Product Data to PARI and providing PARI with assistance or consultation in using SALUS’ Drug Product Data. Such services shall be charged to PARI and payable by PARI in accordance with Section 6.2.3 or 6.3.3 of this Agreement, whichever is applicable. PARI’s possession and use of SALUS’ Drug Product Data shall be subject to the confidentiality restrictions and other limitations provided in Section 5.4 of this Agreement.

5.2.3. Rest of the World. If requested by SALUS, SALUS and PARI shall discuss seeking regulatory approval for PARI’s Standard Inhaler or, if different, the Inhaler in the other countries in the Territory. In the event SALUS and PARI decide to seek such approval in any of the other countries in the Territory, SALUS will cooperate with PARI by providing PARI with SALUS’ Drug Product Data as reasonably necessary to support such approval. SALUS shall not charge PARI for such cooperation except that PARI shall pay SALUS for the expenses incurred by SALUS relating to the services of creating, customizing, collecting and analyzing SALUS’ Drug Product Data pursuant to a specific request of PARI, transferring SALUS’ Drug Product Data to PARI and providing PARI with assistance or consultation in using SALUS’ Drug Product Data. Such services shall be charged to PARI and payable by PARI in accordance with Section 6.2.3 or 6.3.3 of this Agreement, whichever is appropriate. PARI’s possession and use of SALUS’ Drug Product Data shall be subject to the confidentiality restrictions and other limitations provided in Section 5.4 of this Agreement.

5.2.4. Master Files. If requested by SALUS, after positive completion of SALUS’ Phase III Clinical Study, PARI shall promptly: (i) compile a Master File which complies with the documentation requirements of the EMEA or any other applicable European regulatory body; (ii) file the Master File in Europe in the EMEA to facilitate any filings under this Section 5.2; and (iii) provide SALUS with access thereto or the ability to reference such Master File as necessary for SALUS to obtain regulatory approval of the

Drug Product as provided in Section 5.1 above. Any such activities shall be considered Post-Phase II Services or Non-Scientific Services, as the case may be, chargeable to SALUS pursuant to Section 6.0 of this Agreement.

5.3. No Guarantee of Approval. SALUS makes no representation or warranty that it or any of its Affiliates or Sublicensees will obtain regulatory approval for the Drug Product in any country in the Territory. PARI makes no representation or warranty that it or any of its Affiliates or Sublicensees will obtain regulatory approval for PARI’s Standard Inhaler, or if different, the Inhaler, in any country in the Territory. Neither Party shall be liable to the other Party for any damages or other compensation if such Party does not obtain regulatory approvals after making the commercially reasonable efforts required herein.

5.4. Ownership and Restricted Use of SALUS’ Drug Product Data. Subject to the terms and conditions of this Agreement, SALUS shall be the sole owner of SALUS’ Drug Product Data and all of SALUS’ Intellectual Property therein. Notwithstanding any license grant in Section 8.0 to the contrary, PARI shall have no license or right to use SALUS’ Drug Product Data, except in accordance with the rights provided in Sections 5.2, 5.4.1, 5.4.2 and 5.4.3.

5.4.1. PARI’s Use for Purposes of Agreement. SALUS hereby grants PARI and its Affiliates the right to possess, use, copy and modify SALUS’ Drug Product Data for purposes of fulfilling PARI’s obligations and rights in the Field under this Agreement during the term of this Agreement. PARI and its Affiliates shall not have the right to transfer or sublicense such right. Upon termination of this Agreement: (a) PARI’s right to use SALUS’ Drug Product Data for such purposes shall automatically terminate; and (b) PARI may retain a copy of SALUS’ Drug Product Data for archival purposes only.

5.4.2. PARI’s Use [*]. SALUS hereby grants PARI and its Affiliates the right to possess, use, copy and modify SALUS’ Drug Product Data outside of the field of [*]. PARI and its Affiliates shall not have the right to transfer or sublicense such right. The right granted in this Section 5.4.2 shall survive the termination of this Agreement.

5.4.3. PARI’s Use [*]. In the event PARI desires to use SALUS’ Drug Product Data within the field of [*], PARI shall notify SALUS in writing. Upon the receipt of such notice, the Parties shall negotiate in good faith an agreement for such use. Such agreement shall include commercially reasonable royalties payable to SALUS and other commercially reasonable terms and conditions.

5.4.4. Further Restrictions. To the extent SALUS’ Drug Product Data remains SALUS’ Confidential Information: (a) PARI shall use commercially reasonable efforts to maintain in strict confidence SALUS’ Drug Product Data which PARI possesses or uses pursuant to Section 5.2 or 5.4; (b) PARI shall not publish or publicly distribute SALUS’ Drug Product Data; and (c) with the exception of providing SALUS’ Drug Product Data to the FDA, EMEA, another regulatory agency, PARI’s legal counsel or to another party for purposes herein, PARI shall not disclose SALUS’ Drug Product Data to any third party without SALUS’ prior written consent.

*Confidential Treatment Requested.

5.5. Ownership and Restricted Use of Inhaler Data and PARI’s Drug Product Data. Subject to the terms and conditions of this Agreement, PARI shall be the sole owner of the Inhaler Data and PARI’s Drug Product Data and all of PARI’s Intellectual Property therein. Notwithstanding any license grant in Section 8.0 to the contrary, SALUS shall have no license or right to use PARI’s Inhaler Data or PARI’s Drug Product Data, except in accordance with the rights provided in Sections 5.1, 5.5.1 and 5.5.2.

5.5.1. Purposes of Agreement. PARI hereby grants SALUS the right to possess and use the Inhaler Data and PARI’s Drug Product Data for purposes of fulfilling SALUS’ obligations and rights in the Field under this Agreement during the term of this Agreement. SALUS shall not have the right to transfer or sublicense such right except that SALUS may sublicense such right to SALUS’ Affiliates. Upon termination of this Agreement: (a) SALUS’ right to use the Inhaler Data and PARI’s Drug Product Data for such purposes shall automatically terminate; and (b) SALUS may retain a copy of the Inhaler Data and PARI’s Drug Product Data for archival purposes only. Notwithstanding the foregoing, in the event the sole license provided Section 7.4.3 becomes effective, SALUS shall have a sublicensable right to possess, use, copy and modify the Inhaler Data and PARI’s Drug Product Data for the manufacture or use of the Inhalers in the Field, and such right shall survive the termination of this Agreement. Any such manufacture or use of the Inhalers shall be subject to the terms and conditions of Section 7.4.3.

5.5.2. Further Restrictions. To the extent the Inhaler Data and PARI’s Drug Product Data remains PARI’s Confidential Information: (a) SALUS shall use commercially reasonable efforts to maintain in strict confidence the Inhaler Data and PARI’s Drug Product Data which SALUS possesses or uses pursuant to Section 5.1 or 5.5.1; (b) SALUS shall not publish or publicly distribute the Inhaler Data or PARI’s Drug Product Data; and (c) with the exception of providing Inhaler Data or PARI’s Drug Product Data to the FDA, EMEA, another regulatory agency, SALUS’ legal counsel or to another party for purposes herein, SALUS shall not disclose the Inhaler Data or PARI’s Drug Product Data to any third party without PARI’s prior written consent.

6.0. Payment. Notwithstanding anything in this Agreement to the contrary, all payments due to PARI hereunder shall be made in U.S. dollars by wire transfer to the bank, [*]. SALUS shall pay interest on all undisputed amounts which are more than [*] past due at a rate of interest equal to the lesser of [*] per month or [*]. [*]

6.1. Upfront Payment to PARI. Subject to the terms and conditions of this Agreement, SALUS shall pay PARI [*] by March 22, 2002.

6.2. Scientific Services

6.2.1. Payment for PARI’s Pre-Phase II Services. Subject to the terms and conditions of this Agreement, SALUS shall make payments to PARI against PARI’s invoices for the Pre-Phase II Services at a rate of [*] per hour up to a maximum aggregate amount of [*].

*Confidential Treatment Requested.

6.2.2. Payment for PARI’s Post-Phase II Services. Subject to the terms and conditions of this Agreement, SALUS shall make payments to PARI against PARI’s invoices for the Post-Phase II Services at a rate of [*] per hour up to a maximum aggregate amount of [*].

6.2.3. Payment for SALUS’ Scientific Services. Subject to the terms and conditions of this Agreement, PARI shall make payments to SALUS for SALUS’ scientific and professional services requested by PARI under Section 5.2 of this Agreement at a rate of [*]. PARI shall make such payments within thirty (30) calendar days after receiving SALUS’ invoice for such services.

6.2.4. Review of [*]. One year after the Effective Date, and each year thereafter, the Parties shall review and discuss revising the [*] provided in Section 6.2 through good faith negotiation. Any revised [*] shall apply for an entire calendar year. The Parties acknowledge that such negotiation may result in the same [*], lower [*] or higher [*].

6.3. Payment for Non-Scientific Services.

6.3.1. PARI’s Necessary Non-Scientific Services. For the Non-Scientific Services which are necessary to perform PARI’s Development Activities in any month, subject to the terms and conditions of this Agreement, SALUS shall pay PARI at the rate of [*] for such Non-Scientific Services rendered during that month. Payments for such Non-Scientific Services shall be counted towards the maximum aggregate amounts set forth in Sections 6.2 and 6.3 of this Agreement.

6.3.2. PARI’s Special Non-Scientific Services. For Non-Scientific Services requested by SALUS which are not necessary for the performance of PARI’s Development Activities in any month, subject to the terms and conditions of this Agreement, SALUS shall pay PARI: (a) at the rate of [*] in the event that, during any single month of the term of this Agreement, such Non-Scientific Services are or exceed [*]; and (b) at the rate of [*] in the event that during any single month of the term of this Agreement, such Non-Scientific Services are less than [*]. Payments for such Non-Scientific Services shall not be counted towards the maximum aggregate amounts set forth in Sections 6.2 and 6.3 of this Agreement.

6.3.3. SALUS’ Non-Scientific Services. For Non-Scientific Services requested by PARI under Section 5.2 of this Agreement, subject to the terms and conditions of this Agreement, PARI shall pay SALUS: (a) at the rate of [*] in the event that, during any single month of the term of this Agreement, such Non-Scientific Services are or exceed [*]; and (b) at the rate of [*] in the event that during any single month of the term of this Agreement, such Non-Scientific Services are less than [*]. PARI shall make such payments within thirty (30) calendar days after receiving SALUS’ invoice for such Non-Scientific Services.

6.3.4. Review of [*]. One year after the Effective Date, and each year thereafter, the Parties shall review and discuss revising the [*] payment rates provided in Section 6.3

*Confidential Treatment Requested.

through good faith negotiation. Any revised [*] shall apply for an entire calendar year. The Parties acknowledge that such negotiation may result in the same [*], [*] rates or higher [*].

6.4. Payment for Test Inhalers and Inhalers.

6.4.1. Charge. Subject to the terms and conditions of this Agreement, SALUS shall make payments to PARI against PARI’s invoices for the Inhaler Charge (defined below). Inhaler Charge for Test Inhalers provided to SALUS for the Pre-Clinical, Phase I Clinical and Phase II Clinical Studies means [*] (a) [*] and (b) [*] to SALUS. Such manufacturing costs and shipment costs shall be tracked and accessible to SALUS on an open book approach. Inhaler Charge for Inhalers provided to SALUS for the Phase III Clinical Study means the sum of: (a) PARI’s [*] and (b) [*]. Payments for Inhaler Charges shall not be counted towards the maximum aggregate amounts set forth in Sections 6.2 and 6.3 of this Agreement.

6.4.2. Inspection and Acceptance. SALUS shall have a period of thirty (30) days from the date of receipt of any shipment of the Test Inhalers or Inhalers to test for quality and quantity of the shipment and to accept or reject such shipment. If SALUS determines that any portion of shipment of the Test Inhaler or Inhalers is defective, SALUS shall notify PARI in writing within such thirty (30) days, indicating the particular lot, date of delivery and the defective nature of the Inhalers. In such event, SALUS shall promptly return the defective portion of such shipment to PARI, and SALUS shall have no obligation to pay the Inhaler Charge for such defective portion of such shipment. Upon receipt, PARI shall undertake commercially reasonable efforts to repair or replace defective Test Inhaler or Inhalers and to supply SALUS with a replacement shipment of Test Inhaler or Inhalers acceptable to SALUS, within a commercially reasonable time. In the event SALUS does not so notify PARI of defective Test Inhalers or Inhalers within thirty (30) days of receipt of any shipment of Test Inhalers or Inhalers, SALUS shall be deemed to have accepted such shipment and shall be obligated to pay PARI the Inhaler Charge for such shipment.

6.5. Reimbursement for Approved Costs. Before PARI makes any payment to a third party which is directly related to PARI’s Development Activities and which is equal to or greater than [*], PARI shall obtain SALUS’ written approval. In order to obtain such approval, PARI shall provide a written request to SALUS. Such request shall include: (a) an identification of the third party; (b) a description of the services, products or materials to be provided by such third party; (c) the payment to be made to such third party; and (d) any other information which SALUS deems reasonably necessary in deciding whether to approve the cost. In the event that SALUS approves such cost (“Approved Cost”), SALUS shall so notify PARI in writing. Subject to the terms and conditions of this Agreement, SALUS shall pay PARI the amount of the Approved Costs which PARI invoices to SALUS. PARI shall not be required to obtain SALUS’ approval for third party payments which are less than [*] and which are directly related to PARI’s Development Activities, including, but not limited to, payments made for reasonable travel expenses. PARI shall keep SALUS informed of such payments, using reasonable efforts to do so prior to disbursement. For all payments contemplated by PARI under

*Confidential Treatment Requested.

this Section, PARI shall exercise efforts to minimize the amount of such payments, and such efforts shall be no less stringent than those exercised by PARI in minimizing its own business expenses or otherwise required by PARI’s internal policies. Payments for Approved Costs shall not be counted towards the maximum aggregate amounts set forth in Sections 6.2 and 6.3 of this Agreement.

6.6. Invoicing and Method of Payment. PARI shall submit monthly invoices to SALUS for the amounts owed by SALUS for the Services PARI rendered in the preceding month and any Inhaler Costs and Approved Costs incurred by PARI during such month. Unless otherwise stated in this Agreement, SALUS shall make payments to PARI against each invoice within thirty (30) calendar days of receipt of such invoice, and SALUS shall make such payments by wire transfer in accordance with Section 6.0 above. The Parties shall resolve all disputes regarding invoices through the procedures set forth in Section 16 of this Agreement. Each invoice shall at a minimum contain the following information:

(a) a description of the Services performed during such month, itemized by Pre-Phase II Services, Post-Phase II Services and Non-Scientific Services;

(b) an itemized hourly breakdown of the time devoted on such itemized Services;

(c) upon SALUS’ reasonable request, the invoice shall include identification of each individual who performed part of such Services, the particular Services which each such individual performed and an hourly breakdown of the time devoted by each such individual in conducting such Services;

(d) a statement of any Inhaler Charges incurred by PARI;

(e) a statement of any Approved Costs incurred by PARI; and

(f) any other information reasonably requested by SALUS.

6.7. Milestone Payments. Subject to the terms and conditions of this Agreement specifically including Section 6.9 below, within ten (10) business days after each of the following Milestones is completed, SALUS shall pay PARI the amount set forth opposite such Milestone.

Milestone	Description	Payment
1st	PARI delivers Test Drug Products and Test Inhalers for the Phase II Clinical Study Pursuant to the Development Plan	Pursuant to Section 6.9 below, [*]

2nd	PARI delivers Drug Products and Inhalers for the Phase III Clinical Study Pursuant to the Development Plan	[*]

3rd	SALUS Files NDA or European Equivalent for the Drug Product	[*]

4th	SALUS Obtains Approval of NDA or European Dossier for the Drug Product	[*]

*Confidential Treatment Requested.

6.8. Milestone Completion. After SALUS completes a Milestone set forth in Section 6.7 above, SALUS shall promptly notify PARI in writing of such event. After PARI completes a Milestone set forth in Section 6.7 above, PARI shall submit promptly notify SALUS in writing of such event. In the event the Parties disagree as to the completion of any Milestone, such disagreement shall be subject to dispute resolution as set forth in Section 16.0.

6.9. Corus Equity. Following PARI’s completion of and in consideration for PARI’s achievement of the first Milestone provided in Section 6.7 above, SALUS shall either: (a) pay PARI [*] in cash as set forth above; or in lieu of such cash payment, (b) transfer to PARI, or cause Corus to issue to PARI, that number of shares of Corus common stock, $0.001 par value per share, with a fair market value, as determined in the sole discretion of the Corus Board of Directors, of [*]. Unless the Parties mutually agree upon an amount of Corus Equity instead of such cash payment within ten (10) business days after PARI’s completion of the first Milestone, SALUS shall make such cash payment.

6.10. Royalty Payments.

6.10.1. Royalty. Subject to the terms and conditions of this Agreement, SALUS shall pay to PARI the following royalty payments beginning after the first commercial sale of the Drug Product by SALUS, its Affiliates or Sub-licensees:

(a) a royalty payment (“Royalty”) of [*] of the Net Sales of the Drug Product during the Royalty Period in a country in the Territory where:

(i) the sale of the Drug Product alone would, but for the license granted herein, infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country; or

(ii) the sale of the Inhaler alone would, but for the license granted herein, infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country; or

*Confidential Treatment Requested.

(iii) the sale of the Drug Product in combination with the Inhaler would, but for the license granted herein, infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country;

or

(b) a step-down royalty payment (“Step-Down Royalty”) of [*] of the Net Sales of the Drug Product during the Royalty Period in a country in the Territory where:

(i) the sale of the Drug Product alone would not infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country; and

(ii) the sale of the Inhaler alone would not infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country; and

(iii) the sale of the Drug Product in combination with the Inhaler would not infringe a Valid Claim of an issued patent included in PARI’s Intellectual Property in such country

6.10.2. Minimum Royalty.

(a) Amount. Subject to the terms and conditions of this Agreement, beginning in the calendar year of the first commercial sale of the Drug Product, SALUS shall pay PARI the following annual minimum royalty amount during the Royalty Period within sixty (60) business days after the end of the calendar year set forth in the following schedule:

Calendar Year of Royalty Period	Amount
1st Calendar Year	[*]
2nd Calendar Year	[*]
3rd Calendar Year	[*]
4th Calendar Year	[*]
5th Calendar Year and Each Anniversary Thereafter	[*]

Any and all Royalty and/or Step-Down Royalty payments actually made with respect to Net Sales pursuant to Sections 6.10.1(a) or 6.10.1(b) for such calendar year shall be credited against such minimum royalty amount. SALUS shall have the right to pay up any or all of such minimum royalty amount from revenues or funds derived from any source, including, but not limited to, Net Sales of the Drug Product. In the event SALUS fails to make the annual minimum royalty payment in accordance with this Section 6.10.2(a), PARI may terminate this Agreement pursuant to Section 17.2 of this Agreement.

*Confidential Treatment Requested.

(b) Acceleration of Royalty Payments.

(i) In the event SALUS has failed to enroll its first patient in the Phase III Clinical Study within nine (9) months after PARI’s completion of the second Milestone set forth in Section 6.7, subject to subsection (iii) below and the other terms and conditions of this Agreement, SALUS shall pay PARI [*] within ten (10) business days after such failure. Such payment shall be credited toward any and all minimum royalty amounts due to PARI under Section 6.10.2(a).

(ii) In the event SALUS has failed to file the NDA or European Dossier for the Drug Product within two (2) years after the date of SALUS’ enrollment of its first patient in the Phase III Clinical Study, subject to the subsection (iii) below and the other terms and conditions of this Agreement, SALUS shall pay PARI [*] within ten (10) business days after such failure. Such payment shall be credited toward any and all minimum royalty amounts due to PARI under this Section 6.10.2(a).

(iii) In the event a failure by SALUS under Section 6.10.2(b)(i) and/or 6.11.2(b)(ii) above is caused solely by delays by the FDA or EMEA or the action or inaction of any other regulatory or governmental body or agency, the payment requirements provided in the applicable Section 6.10.2(b)(i) and/or 6.10.2(b)(ii) shall not apply to SALUS.

6.11. Royalty Reports. After SALUS’, its Affiliates’ or Sublicensees’ first commercial Sale of the Drug Product in the Territory, SALUS shall provide PARI with quarterly written royalty reports, within sixty (60) business days from the last day of each calendar quarter during the term of the Agreement. Each report shall include a summary of the Net Sales of the Drug Product during the previous calendar quarter on which a Royalty or Step-Down Royalty is payable. Sales made in currencies other than United States Dollars shall be converted to United States Dollars on the basis of the average exchange rate for the calendar quarter in which such Sales were made. Such calendar average exchange rate shall be calculated by averaging the average monthly exchange rates for the months in such calendar, based on the average monthly exchange rates published by the United States Federal Reserve Board, available as of the Effective Date at www.federalreserve.gov/releases/. PARI reserves the right to audit the books and records of SALUS for the purpose of verifying the accuracy of payments pursuant to Section 6.15.

6.12. Payment of Royalty. Subject to the terms and conditions of this Agreement, SALUS shall pay to PARI the Royalty or the Step-Down Royalty owed by SALUS on Net Sales of the Drug Product during each calendar quarter of the Royalty Period within sixty (60) business days from the last day of such calendar quarter. At the end of each calendar year of the Royalty Period, SALUS will determine whether the total Royalty payments and Step-Down Royalty payments made during such calendar year amount to less than the minimum annual royalty amount due for such calendar year. In such event, SALUS shall pay PARI the difference between such minimum annual royalty amount and such total Royalty payments and Step-Down Royalty payments. Upon payment of a Royalty or Step-Down Royalty for any Net Sale of a Drug Product, the

*Confidential Treatment Requested.

royalty obligation under this Agreement with respect to that Drug Product shall be deemed exhausted. SALUS’ obligation to pay Royalties or Step-Down Royalties to PARI under this Agreement is imposed only once with respect to any Sale of the Drug Product, regardless of the number of claims or patents PARI owns, controls, licenses or obtains covering the Drug Product or the manufacture or use of the Drug Product. SALUS shall not owe any Royalty or Step-Down Royalty to PARI under this Agreement on Net Sales of the Drug Product among SALUS, its Affiliates and Sublicensees, so long as such Drug Product is then resold to third parties within one (1) year and, in such instances, the obligation to pay such Royalties or Step-Down Royalties arises only upon the sooner to occur of: (i) the expiration of such period of time; or (b) the resale of such Drug Product by SALUS, its Affiliates or Sublicensees, as applicable to the third parties, including third-party distributors that are not Sublicensees as defined in this Agreement.

6.13. Royalty Buydown. SALUS, in its sole discretion, shall have the right, on one or more occasions, to decrease the Royalty rate by paying PARI [*] for each decrease in the Royalty rate by [*]. SALUS shall make such payment to PARI in a lump sum payment. SALUS shall not have the right to decrease the Royalty rate below [*]. The minimum royalty amounts due by SALUS shall automatically decrease in proportion to the percentage of decrease in the Royalty rate. The decreased minimum royalty amounts shall be calculated by multiplying the percentage of decrease in the Royalty rate by the minimum annual royalty amounts provided in Section 6.10.2(a). The product of such calculation shall be the decreased minimum royalty amounts due by SALUS. The decreased Royalty rate and decreased minimum annual royalty amounts shall be effective upon SALUS’ payment to PARI of the lump sum payment provided in this Section.

[*]

6.14. Reduction of Royalties.

6.14.1. Blocking Patents. In the event that: (a) changes to the design or function of the Inhaler are Necessary (defined below) and such design or function is embodied within the Standard Inhaler; (b) it is Necessary for SALUS, its Affiliates or Sublicensees to make changes to the Package where PARI was responsible for the Package; or (c) due to any design or function of the Inhaler, where such design or function is embodied within the Standard Inhaler, it is Necessary for SALUS, its Affiliates or Sublicensees to obtain a license and pay a royalty under such license to a third party under any patent or other proprietary interest of such third party in order to fully exercise the licenses granted to SALUS and its Affiliates in this Agreement, SALUS’ obligations to pay Royalties or Step-Down Royalties to PARI on Net Sales in that country shall be reduced by [*] of the amount of the cost to SALUS, its Affiliates and Sublicensees of such changes or the royalties paid or payable to such third party, only to the extent PARI has not already paid SALUS pursuant to PARI’s indemnification obligations under Section 13.1 of this Agreement. Notwithstanding the foregoing, SALUS’ obligation to pay the Royalty or Step-Down Royalty shall not be reduced by more than [*]. This Section shall have no effect on SALUS’ obligation to pay PARI the minimum annual royalty. It shall be considered “Necessary” to make changes or obtain a license if so ordered in a non-

*Confidential Treatment Requested.

appealable decision by a court of competent jurisdiction in such country or if SALUS, any Affiliate of SALUS or any Sublicensee obtains a written opinion from two qualified mutually agreed upon independent patent counsels in such country that the Inhaler, Formulation for the Drug Product or Package for the Drug Product, whichever the case may be, infringes upon such third party’s patent rights.

6.14.2. Compulsory License. If a third party obtains, by non-appealable order, decree or grant from a court or other regulatory authority of competent jurisdiction in any country in the Territory, a compulsory license under PARI’s Intellectual Property authorizing such third party to make, have made, use, import, export, offer for sale or sell the Drug Product alone or in combination with the Inhaler in such country, PARI shall give prompt written notice to SALUS. During the effective period of such compulsory license, SALUS’ obligations to pay Royalties or Step-Down Royalties with respect to Net Sales of the Drug Product in such country under this Agreement shall be reduced by [*]. If, for any other reason or under any other circumstances, the exclusive license granted to SALUS under Section 8.1.1, 8.1.2 or 8.1.3 of this Agreement becomes or is deemed a nonexclusive license in a country in the Territory, the Royalty or Step-Down Royalty owed by SALUS to PARI for Net Sales of the Drug Product in such country shall be reduced by [*]. This Section shall have no effect on SALUS’ obligation to pay PARI the minimum annual royalty.

6.15. SALUS’ Books and Records and Inspection. SALUS shall keep full, true and accurate books and records which account for SALUS’ Net Sales of the Drug Product in the Territory and the related Royalties and Step-Down Royalties due to PARI. PARI, at its own expense, shall have the right during normal business hours on thirty (30) days’ prior written notice to SALUS and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by PARI examine the relevant books and records of SALUS for the purpose of verifying the Royalty and Step-Down Royalty payments under Section 6.10.1 of this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to SALUS a standard confidentiality agreement and shall not disclose to PARI any information relating to SALUS’ business, except whether SALUS Royalty and Step- Down Royalty reports are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the Royalty or Step-Down Royalty due under Section 6.10.1 of this Agreement. If such examination reveals a discrepancy, SALUS shall pay to PARI any additional Royalty or Step-Down Royalty owed to PARI, along with audit fees if the discrepancy is greater than [*], or PARI shall refund to SALUS any excess Royalty or Step-Down Royalty payments made by SALUS, as appropriate.

6.16. PARI’s Books and Records and Inspection. PARI shall keep full, true and accurate books and records which account for the Services rendered by PARI, distinctly excluding services relating to the development of PARI’s Standard Inhaler, and which account for the payments due to PARI for the Services pursuant to Section 6.0 of this Agreement. SALUS, at its own expense, shall have the right during normal business hours on thirty (30) days’ prior written notice to PARI and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by SALUS and acceptable to PARI examine the relevant books and records of

*Confidential Treatment Requested.

PARI for the purpose of verifying the payments under Section 6.0 of this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to PARI a standard confidentiality agreement and shall not disclose to SALUS any information relating to PARI’s business, except whether PARI’s invoices are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the payment due under Section 6.0 of this Agreement. If such examination reveals a discrepancy, SALUS shall pay to PARI any additional amount owed to PARI, along with audit fees if the discrepancy is greater than [*] or PARI shall refund to SALUS any excess payments made by SALUS, as appropriate.

7.0. Commercialization.

7.1. Commercialization Strategy. During the Phase III Clinical Study, SALUS and PARI shall discuss and develop a written Commercialization Strategy for the commercialization of the Drug Product and Inhaler. In the event the results of the Phase III Clinical Study are positive, SALUS and PARI shall jointly determine and agree upon a mutually acceptable written Commercialization Strategy for the Inhaler before SALUS files an NDA or European Dossier for the Drug Product. As part of such joint determination, SALUS and PARI shall determine whether the Commercialization Strategy will include: (a) an arrangement wherein SALUS independently sells the Inhaler, in combination with the Drug Product or apart from the Drug Product, or PARI independently sells the Inhaler apart from the Drug Product (“Independent Arrangement”); or (b) an arrangement wherein SALUS provides the Inhaler to patients at a reduced price in combination with the Drug Product and purchases the Inhaler from PARI under the Supply Agreement; or (c) another arrangement agreed upon by the Parties.

7.2. Independent Arrangement — Minimum Terms. Unless the Parties agree in writing otherwise, the Independent Arrangement, if any, will include, at a minimum, the terms provided in this Section 7.2. Each Party will use commercially reasonable efforts to maximize their revenue achieved through the sale of the Drug Products or Inhalers. In the event that a Party desires to continue the Independent Arrangement while using the Drug Product and Inhaler to promote one another, such Party may so notify the other Party in writing. The Parties will then negotiate in good faith an agreement involving the creation, authorization or license of certain trademarks and trade dress consistent with mutually acceptable marketing themes, slogans, product use directions, coloring themes or advertising campaigns.

7.3. Supply Agreement. Unless the Parties agree in writing otherwise, the Supply Agreement, if any, will include, at a minimum, the Supply Terms set forth in Exhibit D of this Agreement.

*Confidential Treatment Requested.

7.4. Alternative Supply of Inhalers.

7.4.1. PARI Changes.

(a) Changes. Whether during an Independent Arrangement or under a Supply Agreement, the Parties acknowledge the possibility that one or more of the following events may occur:

(i) PARI undergoes [*];

(ii) PARI [*]; or

(iii) as a result of a [*] after the delivery date specified in SALUS’, its Affiliates or Sublicensees’ purchase order.

(b) Cure Period. PARI shall promptly notify SALUS in writing upon the occurrence of any of the events set forth in Section 7.4.1(a). If any such event occurs and is known to SALUS before receiving PARI’s notice, SALUS may notify PARI in writing.

7.4.2. PARI Circumstances.

(a) Circumstances. Whether during an Independent Arrangement or under a Supply Agreement, the Parties acknowledge the possibility that one or more of the following events may occur:

(i) as a result of [*], PARI fails to supply the Inhalers ordered by SALUS, its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in SALUS’, its Affiliates’ or Sublicensees’ purchase order;

(ii) PARI becomes [*], its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in SALUS’, its Affiliates or Sublicensees purchase order through no fault of SALUS and where no Adverse Event has been reported;

(iii) as the result of [*] made by PARI and [*], PARI fails to supply the Inhalers ordered by SALUS, its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in SALUS’, its Affiliates’ or Sublicensees’ purchase order; or

(iv) as the result of [*], PARI fails to supply the Inhalers ordered by SALUS, its Affiliates or Sublicensees for a period of more than [*] after the delivery date specified in SALUS’, its Affiliates’ or Sublicensees’ purchase order.

(b) Cure Period. PARI shall promptly notify SALUS in writing upon the occurrence of any of the events set forth in Section 7.4.2(a) above. Upon the occurrence of any such events, SALUS may notify PARI in writing of such occurrence (“SALUS’ Notice”). Within thirty (30) days after PARI’s receipt of SALUS’ Notice, PARI shall submit to SALUS a written response (“PARI’s Response”). SALUS’ Notice and PARI’s Response shall each include a statement regarding the lack of Inhaler supply, each Party’s position and any proposed solutions. Within sixty (60) days after SALUS’ Notice, the

*Confidential Treatment Requested.

designated senior executives, officers or management of PARI and SALUS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the lack of Inhaler supply problem. During such meetings, the Parties shall, in good faith, negotiate any Inhaler price reductions or discounts to compensate SALUS, its Affiliates or Sublicensees for PARI’s temporary failure to supply Inhalers. The rights of PARI under this Section 7.4.2(b) shall not in any way affect, limit or waive SALUS’ right to terminate this Agreement under Section 17.2 for PARI’s breach.

7.4.3. Sole License.

(a) Grant. Effective upon the Sole License Event (defined below), subject to the terms and conditions of this Agreement, PARI hereby grants (and agrees to further grant) SALUS a sole license, under PARI’s Intellectual Property, to make, use, import, export, offer for sale and sell the Inhalers in the Field in the Territory. Except to the extent not permitted by the Third Party License Agreement, such sole license shall be sublicensable and shall include the right to have Inhalers made in the Field in the Territory. PARI shall not grant such license to any third party. PARI and its Affiliates shall retain the right to make, have made, use, import, export, offer for sale and sell the Inhalers. Such sole license shall survive the termination of this Agreement. Such sole license shall include a reasonable royalty obligation on SALUS, subject to good faith negotiation between PARI and SALUS.

(b) Sole License Event. The term, “Sole License Event” means: (i) the expiration of [*] business days after [*] (whichever comes first) pursuant to [*]; or (ii) PARI’s [*] by SALUS despite [*] after the expiration of [*] after [*].

(c) Agreement with SALUS’ Contractor. Upon SALUS’ request following the occurrence of the Sole License Event, subject to the terms and conditions of this Agreement, PARI shall negotiate in good faith a written agreement with a contractor designated by SALUS (“Designee”). SALUS shall have the right to participate in such negotiation. Such agreement shall include: (i) a grant of a sole license from PARI to the Designee, under PARI’s rights under the Third Party License Agreement, to make, repair and develop the Inhalers in the Field in the Territory; and (ii) a provision which provides that such sole license to such Designee shall survive the termination of such agreement. PARI shall not grant such license to any party other than the Designee. PARI and its Affiliates shall retain the right to make, repair and develop the Inhalers.

7.5. Adverse Information and Event Reporting. Each Party shall report to the other Party, in as much detail as reasonably possible, within 48 hours from receipt of the information (or less, where required so as to comply with EMEA, FDA or other applicable regulations) any experience coincident with the use of the Inhalers, Standard Inhalers or Drug Products at any dose, whether or not considered drug related, that suggests a significant hazard, contraindication, side effect or precaution. This includes, but is not limited to, any serious adverse experience or expectation regarding the use of the Inhalers, Standard Inhalers or Drug Products. Such a serious adverse experience or expectation includes, at minimum, any possible event coincident with the use of the

*Confidential Treatment Requested.

Inhalers, Standard Inhalers or Drug Products that results in any of the following outcomes: death, a life-threatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect (“Adverse Event”).

7.6. Patent Marking.

(a) Marking by SALUS. PARI shall provide SALUS with written notice of the patent number and country of each of the patents in PARI’s Intellectual Property, when issued, by providing suitable written notice. SALUS shall use commercially reasonable efforts to place, in a conspicuous location on the Inhaler, Drug Product or its packaging distributed by SALUS, its Affiliates or Sublicensees, a patent notice in accordance with and when required by the applicable laws of the country in which such Inhaler or Drug Product is sold and in which there is a Valid Claim of a patent in PARI’s Intellectual Property covering such Inhaler or Drug Product.

(b) Marking by PARI. SALUS shall provide PARI with written notice of the patent number and country of each of the patents in SALUS’ Intellectual Property, when issued, by providing suitable written notice. PARI shall use commercially reasonable efforts to place, in a conspicuous location on the Inhaler or its packaging distributed by PARI or its Affiliates, a patent notice in accordance with and when required by the applicable laws of the country in which such Inhaler is sold and in which there is a Valid Claim of a patent in SALUS’ Intellectual Property covering the use of the Drug Product in the Inhaler.

8.0. Intellectual Property.

8.1. Licenses to SALUS.

8.1.1. Drug Product License. Subject to the terms and conditions of this Agreement, PARI hereby grants to SALUS a sublicensable, exclusive license under PARI’s Drug Product Intellectual Property to make, have made, use, develop, test, import, export, offer for sale, sell and distribute the Drug Products, the Packages, and the Drug Products in combination with the Packages in any field in the Territory. Notwithstanding the foregoing, SALUS shall not exercise such license outside of the Field without executing an agreement with PARI which includes mutually acceptable terms for paying commercially reasonable royalties or other payments to PARI. Upon SALUS’ request, PARI shall negotiate such agreement in good faith with SALUS.

(a) Termination by SALUS With Cause. The license granted in Section 8.1.1 shall terminate in the event SALUS terminates this Agreement with cause pursuant to Section 17.3.1 of this Agreement. Following any such termination, PARI shall not offer any license, sale, assignment or transfer of any right, title or interest in PARI’s Drug Product Intellectual Property to any third party without providing SALUS with at least ninety (90) days’ prior written notice. During such period, SALUS shall have a right of first refusal to acquire the license, right, title and/or interest offered to such third party on commercial terms which are the same or more favorable than offered to such third party. SALUS may exercise such right of first refusal by notifying PARI in writing during such period. In the event SALUS does not exercise such right of first refusal and PARI enters into such transaction with such third party, PARI shall pay SALUS a commercially reasonable payment or percentage of the revenues PARI receives as a result of such transaction. PARI and SALUS shall negotiate in good faith such commercially reasonable payment or percentage.

(b) Termination by SALUS Without Cause. The license granted in Section 8.1.1 shall terminate in the event SALUS terminates this Agreement without cause pursuant to Section 17.4 of this Agreement.

(c) Termination for Breach by PARI or SALUS. The license granted in Section 8.1.1 shall terminate in the event this Agreement is terminated as a result of a breach by PARI or by SALUS pursuant to Section 17.2 of this Agreement.

(i) Assignment. Effective upon the termination of this Agreement as a result of a breach by PARI pursuant to Section 17.2, PARI hereby assigns, conveys and transfers to SALUS (and agrees to further assign, convey and transfer to SALUS) all right, title and interest in PARI’s Drug Product Intellectual Property, including all causes of actions, past and future, for infringement of PARI’s Drug Product Intellectual Property or other violations of the rights assigned under this Section 8.1.1(c)(i) and all rights to damages and recoveries arising therefrom.

(ii) Cooperation and Power of Attorney. To effectuate the intent of 8.1.1(c)(i), PARI shall execute and deliver all documents, applications and oaths necessary or desirable, as determined by SALUS, to obtain patent, copyright or other protection for PARI’s Drug Product Intellectual Property and to vest title therein in SALUS of each such patent and copyright. PARI shall cooperate with SALUS and do all things reasonably necessary to enable SALUS to secure and enforce patent, copyright or other proprietary protection thereon in the United States and in foreign countries at any time during or after the termination of this Agreement. At SALUS’ request, PARI shall also cooperate with SALUS in its efforts to complete the development of the Test Formulation or Formulation by providing SALUS with technical information related to PARI’s development of the Test Formulation, Formulation, Test Inhaler and Inhaler. PARI hereby appoints SALUS and SALUS’ attorneys as PARI’s true and lawful attorney, with full power of substitution, in the name and stead of PARI, but on behalf and for the benefit of SALUS, only for the purposes of allowing SALUS to obtain, perfect and exercise all rights, title and interest due to SALUS under Section 8.1.1(c)(i) of this Agreement.

8.1.2. Inhaler License. Subject to the terms and conditions of this Agreement, PARI hereby grants to SALUS a sublicensable exclusive license under PARI’s Inhaler Intellectual Property, to make, have made, use, develop, test, import, export, offer for sale, sell and distribute Drug Products, Packages, Drug Products and Packages (in conjunction or combination with the Inhalers) and Drug Products for use with the Inhalers in the Field in the Territory. For avoidance of doubt, such license shall not include the right to make or have made the Inhalers. Such license shall terminate upon the termination of this Agreement.

8.1.3. Background License. The Parties acknowledge that during the term of this Agreement, the development of the Drug Products and the commercialization of the Drug Products alone and in conjunction with or for use with the Inhalers in the Field in the Territory may require a license to patents or patent applications owned, controlled or licensable by PARI, other than the patents and patent applications included in PARI’s Intellectual Property. To the extent PARI owns, controls or has a license to patent applications or patents filed or issued prior to the Effective Date not included in PARI’s Intellectual Property that claim the Inhaler, Formulation, Drug Product, Package or any methods of manufacture or use thereof (“PARI’s Background Patents”), subject to the terms and conditions of this Agreement, PARI hereby grants SALUS a nonexclusive, royalty-free license to practice PARI’s Background Patents in the Field in the Territory during the term of this Agreement solely for the purpose of fully exercising the licenses granted to SALUS under Sections 7.4.3, 8.1.1 and 8.1.2 of this Agreement. Except to the extent not permitted by the Third Party License Agreement, such nonexclusive license shall be sublicensable. The license granted in this Section 8.1.3 shall automatically terminate upon the termination of this Agreement unless the license in Section 7.4.3 becomes effective in which case the license granted in this Section 8.1.3 shall survive the termination of this Agreement for the purposes of fully exercising the license granted under Section 7.4.3.

8.2. Licenses to PARI.

8.2.1. Purposes of Agreement. Subject to the terms and conditions of this Agreement SALUS hereby grants to PARI a nonexclusive, royalty-free license under SALUS’ Intellectual Property, to develop and test the Formulation, the Drug Product and the Inhaler for use with the Drug Product in the Field in the Territory, solely for the purposes of fulfilling PARI’s Development Activity obligations under this Agreement. Such license shall automatically terminate upon the termination of the Development Term or the termination of this Agreement, whichever comes first.

8.2.2. Sale for Use with Drug Product. Subject to the terms and conditions of this Agreement and to the extent a license from SALUS is necessary for PARI to sell the Inhaler for use with the Drug Product without contributorily infringing upon SALUS’ Intellectual Property, SALUS hereby grants to PARI a nonexclusive, royalty-free license under SALUS’ Intellectual Property, to make, use, develop, test, import, export, offer for sale and sell the Inhalers for use with the Drug Products by SALUS, its Affiliates or its Sublicensees in the Field in the Territory. Such license shall automatically terminate upon the termination of this Agreement.

8.3. Ownership of Intellectual Property.

8.3.1. Inventions.

(a) PARI’s Inventions. Subject to the licenses and rights granted in this Agreement, in the event PARI, its Affiliates or Sublicensees conceives of any concepts, inventions (whether or not patentable) or trade secrets as a result of PARI’s Development Activities during the Development Term of this Agreement (“PARI’s Inventions”), PARI shall own all right, title and interest in PARI’s Inventions, including, without limitation, all patent rights, trade secret rights, copyrights and all other intellectual property rights in PARI’s Inventions.

(b) SALUS’ Inventions.

(i) Subject to the licenses and rights granted in this Agreement, in the event SALUS, its Affiliates or Sublicensees conceives of any concepts, inventions (whether or not patentable) or trade secrets as a result of SALUS’ Development Activities during the Development Term of this Agreement (“SALUS’ Inventions”), SALUS shall own all right, title and interest in SALUS’ Inventions, including, without limitation, all patent rights, trade secret rights, copyrights and all other intellectual property rights in SALUS’ Inventions; provided, however, that SALUS’ Inventions shall not include any inventions related to the Inhaler that are based upon or are derived from PARI’s Inhaler Intellectual Property.

(ii) Notwithstanding the foregoing or anything else in this Agreement to the contrary, SALUS shall solely own all right, title and interest in SALUS’ Aztreonam Patent, and PARI shall not acquire any of such right, title or interest by virtue of this Agreement, except for the licenses granted to PARI in Section 8.2. In the event SALUS reasonably desires any data or information owned, possessed or controlled by PARI to support SALUS’ efforts to obtain issuance of SALUS’ Aztreonam Patent or any patent application claiming priority thereto, PARI shall provide such data or information to SALUS; provided, that, in no event shall PARI be required to violate the provisions of any agreement with any third party or to directly or indirectly make publicly available its Confidential Information. PARI shall do so without requiring any additional payment from SALUS, except as reasonably necessary to reimburse PARI for its reasonable expenses incurred as a result of transferring such data or information to SALUS.

8.3.2. Improvements.

(a) PARI’s Improvements.

(i) Subject to the licenses and rights granted in this Agreement, in the event PARI, its Affiliates or Sublicensees conceives of any Improvements, whether alone or working with third parties, after the Development Term of this Agreement (“PARI’s Improvement Inventions”), PARI shall own all right, title and interest in PARI’s Improvement Inventions, including, without limitation, all patent rights, trade secret rights, copyrights and all other intellectual property rights in PARI’s Improvement Inventions.

(ii) PARI shall promptly inform SALUS in writing when PARI’s Improvement Inventions are conceived to the extent that such Improvement Inventions relate to the Inhaler or the Drug Product. In the event PARI’s Improvement Inventions are Minor (as defined below), PARI shall grant SALUS a sublicensable, exclusive license in the Field and Territory under such PARI’s Improvement Inventions. Such license shall not include the right to make or have made the Inhalers. SALUS’ sole obligation to pay royalties for such license shall be included within the Royalty or Step-Down Royalty provided in Section 6.10.1 of this Agreement. In the event PARI’s Improvement Inventions are Major (defined below), at SALUS’ request during the term of this Agreement, PARI shall negotiate in good faith an agreement with SALUS which includes mutually acceptable terms for paying commercially reasonable royalties or other payments to PARI in exchange for PARI granting SALUS a license to part or all of such PARI’s Improvement Inventions. The term “Minor” means a modification relating to industrial design, look or another characteristic which, if implemented in a medical device or drug product having FDA or EMEA regulatory approval, would not require additional clinical studies or additional regulatory approval before such modified medical device or drug product could be lawfully marketed or sold. The term, “Major” means a modification relating to function or performance which, if implemented in a medical device or drug product having FDA or EMEA regulatory approval, would require additional clinical studies or additional regulatory approval before such modified medical device or drug product could be lawfully marketed or sold.

(b) SALUS’ Improvements.

(i) Subject to the licenses and rights granted in this Agreement, in the event SALUS, its Affiliates or Sublicensees conceives of any Improvements after the Development Term of this Agreement that are not related to the Inhaler and not based upon or derived from PARI’s Inhaler Intellectual Property (“SALUS’ Improvement Inventions”), SALUS shall own all right, title and interest in SALUS’ Improvement Inventions, including, without limitation, all patent rights, trade secret rights, copyrights and all other intellectual property rights in SALUS’ Improvement Inventions.

(ii) SALUS shall promptly inform PARI in writing when SALUS’ Improvement Inventions are conceived. At PARI’s request during the term of this Agreement, SALUS shall negotiate in good faith an agreement with PARI which includes mutually acceptable terms for paying commercially reasonable royalties or other payments to SALUS in exchange for SALUS granting PARI a license to part or all of SALUS’ Improvement Inventions.

8.3.3. Joint Inventions.

(a) PARI’s Ownership. Subject to Section 8.4 and the licenses and rights granted in this Agreement, in the event PARI and SALUS jointly conceive of any concepts, inventions (whether or not patentable) or trade secrets as a result of PARI’s and SALUS’ Development Activities (collectively, “Joint Inventions”), subject to the terms and conditions of this Agreement, PARI shall own all right, title and interest in the Joint Inventions, including, without limitation, all patent rights, trade secret rights, copyrights and all other intellectual property rights in the Joint Inventions. Subject to the terms and conditions of this Agreement and to the extent that title to any of the Joint Inventions is deemed to vest in SALUS, SALUS agrees to assign and does hereby assign all of SALUS’ right, title and interest in and to such Joint Inventions to PARI and agrees to execute and deliver to PARI such documents as PARI may reasonably request to vest or perfect the rights granted in this Section 8.3.3. SALUS’ obligations to execute and deliver shall survive the termination of this Agreement.

(b) Compensation to SALUS for Commercialization Outside of Field. In the event PARI enters into a transaction involving a license, sale, assignment or transfer of any right, title or interest in any Joint Invention outside of the Field to any third party, PARI shall pay SALUS a commercially reasonable payment or royalty which both Parties shall negotiate in good faith, taking into account each Party’s contributions to the Joint Invention which is the subject of such transaction.

8.3.4. Cooperation for Joint Inventions. SALUS shall cooperate with PARI in its efforts to obtain, perfect, prosecute, maintain and enforce all intellectual property rights in all Joint Inventions. Such cooperation shall include, without limitation: (i) requiring relevant employees, agents, subcontractors and consultants to execute written assignments; and (ii) providing information regarding inventions, maintaining inventions in confidence and executing oaths, declarations of inventorship and all other instruments as PARI may reasonably deem necessary to pursue and maximize the commercial value of such intellectual property rights.

8.4. Joint Inventions Based On SALUS’ Aztreonam Patent.

Notwithstanding Section 8.3.3 or anything else in this Agreement to the contrary, in the event any of the Joint Inventions are based upon or derived from the subject matter included in SALUS’ Aztreonam Patent (including, without limitation, Joint Inventions claimed, in whole or in part, in continuation-in-part or in other patent applications claiming priority to SALUS’ Aztreonam Patent), the Party first learning of such Joint Invention shall notify the other Party. At either Party’s request, the Parties shall discuss and determine patent protection strategies, patent-related expenses, patent ownership and other arrangements with respect to such Joint Invention, and the Parties shall pursue a course of action to maximize such patent protection. The Parties shall conduct such discussion, determination and negotiation in good faith, taking into account each Party’s contributions to such Joint Invention.

8.5. Pursuit of Patent Protection.

8.5.1. PARI’s Obligation. PARI shall use commercially reasonable efforts to pursue patent protection for PARI’s Intellectual Property at its own expense at least in the countries set forth in the attached Exhibit G, including, without limitation, undertaking the preparation, filing, prosecution and maintenance of patent applications and patents and paying all prosecution costs, issue fees, maintenance fees and annuities in countries where the applications and patents are filed. PARI may select the legal counsel to represent it in these matters. PARI shall promptly notify SALUS in writing of the filing or issuance of any applications or patents within PARI’s Intellectual Property.

8.5.2. SALUS’ Option. PARI shall solicit SALUS’ advice and review of such patent applications and patents, and PARI shall take into consideration SALUS’ advice thereon. PARI shall keep SALUS reasonably informed regarding the preparation, filing and prosecution of all patent applications and patents in PARI’s Intellectual Property. If PARI elects not to prepare, file, prosecute or maintain certain of such patent applications or patents, in one or more countries in the Territory not listed in Exhibit G, PARI shall give SALUS written notice thereof within a reasonable period, not less than thirty (30) days, prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable, and SALUS shall thereafter have the right, at SALUS’ sole expense and discretion, to prepare, file, prosecute, and maintain such patent applications or patents in the name of PARI in such countries.

8.5.3. SALUS’ Obligation. SALUS shall use commercially reasonable efforts to pursue patent protection for SALUS’ Intellectual Property at its own expense at least in the countries set forth in the attached Exhibit G, including, without limitation, undertaking the preparation, filing, prosecution and maintenance of patent applications and patents and paying all prosecution costs, issue fees, maintenance fees and annuities in countries where the applications and patents are filed. SALUS may select the legal counsel to represent it in these matters subject to PARI’s approval which will not be unreasonably withheld or delayed. SALUS shall promptly notify PARI in writing of the filing or issuance of any applications or patents within SALUS’ Intellectual Property.

8.6. Extension of Licensed Patent Term. Upon the reasonable request of either Party, the other Party shall execute and file any appropriate application to extend the term of any patent within PARI’s Intellectual Property or SALUS’ Intellectual Property and any other document related to such application for extension.

9.0. Enforcement of Intellectual Property.

9.1. Notice of Infringement. If, during the term of this Agreement, either Party becomes aware of any third party infringement, misappropriation, threatened infringement or suspected infringement of any patent within PARI’s Intellectual Property or SALUS’ Intellectual Property in the Territory, the Party having such knowledge shall promptly give written notice to the other Party thereof, with all reasonably available details.

9.2. SALUS’ Right to Prosecute Infringements. SALUS, at SALUS’ expense and discretion, shall have the first right, but not the obligation, to take action in its own name, in the name of its Affiliates and its Sublicensees, and in the name of PARI, if necessary, to restrain any infringement, threatened infringement or suspected infringement in the Field of any of PARI’s Intellectual Property, where such infringement is related to the use or sale of the Formulation, the Package, the Drug Product alone or the Drug

Product in combination with the Inhaler. PARI shall have the sole right to take action to restrain any infringement of any of PARI’s Intellectual Property where such infringement is not related to the use or sale of the Formulation, the Package, the Drug Product alone or the Drug Product in combination with the Inhaler. Each Party at the other’s expense, shall reasonably cooperate with the requesting Party in any such action. PARI, at PARI’s option and expense, may actively participate as a party in any such action brought by SALUS. Subject to the terms and conditions of this Agreement, each Party shall have the sole and exclusive right to control prosecution of such actions and the right to settle and compromise any such action or dispute without the consent of the other Party. In the event any monetary recovery in connection with any such action or settlement is obtained, such recovery shall be applied in the following priority: first, to reimburse the Party bringing such action for its expenses incurred in prosecuting such action; second, if the other Party participates as a party in such action, to reimburse such Party for its expenses incurred in prosecuting such action not already reimbursed by the other Party; third, to be shared by the proportion and up to the extent of any damages established in such action, including, but not limited to, lost profits or royalties; and fourth, the balance, if any, to be retained by the Party bringing suit.

9.3. PARI’s Option to Prosecute Infringements. If SALUS does not file any such action to restrain any such infringement, threatened infringement or suspected infringement of PARI’s Intellectual Property within nine (9) months after the latter to occur of (a) SALUS becoming aware of such infringement, threatened infringement or suspected infringement, or (b) receipt of PARI’s written request to SALUS to do so, then PARI, at PARI’s expense, shall have the right, but not the obligation, to take action in its name, to restrain such infringement, threatened infringement or suspected infringement. SALUS, at PARI’s expense shall reasonably cooperate with PARI in such action. SALUS, at SALUS’ option and expense, may actively participate as a party in such action. PARI shall have the sole and exclusive right to control prosecution of such action, and the right to settle and compromise such action or dispute without the consent of SALUS. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse PARI for its expenses incurred in prosecuting such action; second, if SALUS participates as a party in such action, to reimburse SALUS for its expenses incurred in prosecution of such action not already reimbursed by PARI; third, to be shared by the proportion and up to the extent of any damages established in such action, including, but not limited to, lost profits or royalties; and fourth, the balance, if any, to be retained by PARI.

10.0. Defense of Inhaler.

10.1. Defense Against Third Party Action. If any patent infringement action is brought in a country in the Territory against SALUS, Affiliates of SALUS or Sublicensees because of the actual or anticipated manufacture, use or sale of the Drug Product alone or the Drug Product in combination with the Inhaler, SALUS, Affiliates of SALUS or its Sublicensees shall have the right, but not the obligation, to promptly defend against such infringement action. PARI shall, at SALUS’ expense, cooperate with SALUS, its Affiliates and Sublicensees in all respects in the defense of such action and shall cause any of PARI’s employees and agents to give depositions and testify when requested by SALUS, its Affiliates or Sublicensees and make available to SALUS, its Affiliates or Sublicensees copies of any and all relevant records, papers, documents, information and specimens, if necessary under an appropriate protective order. SALUS shall have the sole right to control the defense of such action, and the right to settle and compromise such action or dispute. SALUS shall retain all recovery received pursuant to such action.

10.2. Result of Litigation. If as a result of such action, SALUS, its Affiliates or Sublicensees are required to make changes in the Drug Product or make payments to any third parties, any reasonable costs incurred by SALUS, its Affiliates or Sublicensees related to such an action which PARI has not already paid to SALUS pursuant to PARI’s indemnification obligations under Section 13.1 of this Agreement, including reasonable attorneys’ fees, settlement costs or damages, shall be offset against any Royalty or Step-Down Royalty payments otherwise due to PARI pursuant to Section 6.10.1 of this Agreement. SALUS shall not be relieved of its obligation to pay to PARI the minimum annual royalty.

11.0. Confidentiality.

11.1. Use of Confidential Information. During the term of this Agreement, PARI and SALUS may each provide their Confidential Information to one another, including but not limited to each Party’s proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. The Parties shall use the Confidential Information of the other Party only for those purposes specified in this Agreement or reasonably contemplated for carrying out the purposes of the Agreement. Otherwise, the recipient Party shall maintain the providing party’s Confidential Information in strict confidence, except if and to the extent that such disclosure is required by applicable law and provided that the providing Party has received written notice reasonably in advance of the required disclosure. Within sixty (60) days after the termination of this Agreement or after the request of the providing Party during the term of this Agreement, the recipient Party shall return all tangible materials comprising Confidential Information of the providing Party and return or destroy any notes, copies, summaries or extracts of the providing Party’s Confidential Information, provided that each Party shall be permitted to retain one copy of such embodiments of the other Party’s Confidential Information for archiving or legal purposes only.

11.2. Confidentiality Agreements. Each of SALUS and PARI shall use commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from its relevant employees, agents, investigators, subcontractors and consultants to protect the Confidential Information as herein provided.

11.3. Publication and Delay. Either Party, its employees or consultants wishing to make a publication or other disclosure (oral, written or electronic) relating to the Development Activities performed by such Party under this Agreement (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed publication or disclosure or an outline of any such oral disclosure at least thirty (30) days prior to submission for publication or disclosure. In the event the Reviewing Party decides to file a patent application related to such disclosure, the Reviewing Party shall provide a written notice to the Publishing Party within such thirty (30) day period. Such notice shall be certified by an authorized officer of the Reviewing Party and may include a request by the Reviewing Party of a delay in disclosure of up to thirty (30) days after the date of the Reviewing Party’s notice. The Publishing Party shall delay disclosure in accordance with any such request.

11.4. Restricted Disclosure – Terms of Agreement. Except as provided in this Section or Section 11.5 below, neither Party shall disclose the terms of this Agreement to any third party, whether in writing or orally, without the prior written consent of the other Party, except for terms or subject matter which has been the subject of public disclosure or has been mutually approved for such disclosure pursuant to Section 11.3 above. Notwithstanding the foregoing, each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential or actual investor, investment banker, counsel, acquirer, merger target, and where reasonably practicable, shall obtain a binder of confidentiality consistent with the terms of this Agreement. In addition, either Party may disclose the terms of this Agreement if, but only to the extent such disclosure is, on advice of legal counsel, required by applicable law. The disclosing Party shall use commercially reasonable efforts to preserve the confidentiality of the terms of this Agreement notwithstanding any such disclosure required by law, and will give the other Party written notice of such required disclosure in advance thereof, to the extent practicable. In the event either Party is required to file this Agreement with the Securities and Exchange Commission or any other regulatory agency, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

11.5. Publicity – Press Releases. The Parties may issue press releases with one another’s approval which disclose features of the Drug Product, Standard Inhaler or Inhaler or which disclose the fact that the Parties are developing the Drug Product, Standard Inhaler or Inhaler, provided that such press releases do not include a description of the technical aspects of such development or the functional design, elements or components which result in such features. The Parties may issue all other press releases, either jointly or independently, following the execution of this Agreement, the form and substance of which must be approved in advance by both Parties, provided such approval shall not be unreasonably withheld or delayed.

11.6. Publicity – Use of Parties’ Names. Neither Party shall use the name of the other Party or any of the other Party’s affiliates, employees or subsidiaries, or reference any of the other Party’s products in any promotions, public statements or public disclosures without the prior written consent of an authorized representative of the other Party, except where required by law.

12.0. Representations and Warranties.

12.1. PARI Representations and Warranties. PARI represents, warrants and covenants that:

(a) PARI is a corporation duly organized, existing and in good standing under the laws of Germany, with full right, power and authority to enter into and perform this Agreement;

(b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which PARI is a party, any court order to which PARI is a party or subject to or PARI’s certificate of incorporation or bylaws;

(c) this Agreement has been duly executed and delivered by PARI and is a legal, valid and binding obligation enforceable against PARI in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors’ rights generally and equitable principles;

(d) as of the Effective Date, PARI owns or controls PARI’s Intellectual Property; PARI has the right to grant the licenses and rights set forth in this Agreement; no patents within PARI’s Intellectual Property have been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding or in any litigation; to the best of PARI’s knowledge, any patents within PARI’s Intellectual Property are valid and enforceable, and are not known to be infringed by any third party in the Territory; and PARI is unaware of any information that would adversely affect the validity or enforceability of any of the patent rights within PARI’s Intellectual Property;

(e) to the best of PARI’s knowledge as of the Effective Date, the development, manufacture, use, importation, exportation and sale of the Standard Inhaler and Inhaler as specified in the Development Plan, in the Territory will not infringe any patent or other intellectual property rights of any third party;

(f) PARI has not knowingly withheld from SALUS any material information in PARI’s possession relating to the functionality, manufacture, safety or efficacy of the Inhaler or the use thereof with the Drug Product, and to the best knowledge of PARI, the information relating to the functionality, manufacture, safety or efficacy of the Standard Inhaler or Inhaler and the use thereof with the Drug Product provided to SALUS does not contain any misstatement of a material fact nor omit to state any material fact required to make such information not misleading;

(g) the execution and delivery by PARI of this Agreement and the performance by PARI of the obligations under this Agreement require no regulatory approvals, other than approvals by FDA, EMEA or other similar agencies in the Territory, to be obtained on the part of PARI, or, if required, PARI has obtained such approvals;

(h) the Test Inhalers, Test Drug Products, Inhalers and the Drug Products which PARI supplies to SALUS hereunder shall, upon shipment to SALUS, be free and clear of all security interests, liens and other encumbrances of any kind or character;

(i) under the terms of a written agreement, PARI has bound its employees and agents assigned to perform tasks related to or involving the Development Activities to maintain in confidence the Confidential Information arising from or received as a result of such Development Activities;

(j) the definition of Third Party License Agreement in Section 1.70 is accurate; and PARI has obtained the approval of Bespak required under the Third Party License Agreement in order to grant SALUS the licenses herein without violating the Third Party License Agreement; and

(k) the licenses and rights granted by PARI in this Agreement and the exercise thereof shall not violate, breach or conflict with the terms and conditions of the Third Party License Agreement or the rights of Bespak under the Third Party License Agreement.

12.2. SALUS Representations and Warranties. SALUS represents, warrants and covenants that:

(a) SALUS is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement;

(b) the execution, delivery and performance of this Agreement does not conflict with, violate or breach any agreement to which SALUS is a party, any court order to which SALUS is a party or subject to, or SALUS’ certificate of incorporation or bylaws;

(c) this Agreement has been duly executed and delivered by SALUS and is a binding obligation enforceable against SALUS in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting creditors’ rights generally and equitable principles;

(d) as of the Effective Date, SALUS owns or controls SALUS’ Intellectual Property; SALUS has the right to grant the licenses and rights set forth in this Agreement; no patents within SALUS’ Intellectual Property have been involved in any reissue, reexamination, interference, opposition or equivalent or similar proceeding or in any litigation; to the best of SALUS’ knowledge, any patents within SALUS’ Intellectual Property are valid and enforceable, and are not known to be infringed by any third party in the Territory; and SALUS is unaware of any information that would adversely affect the validity or enforceability of any of the patent rights within SALUS’ Intellectual Property;

(e) to the best of SALUS’ knowledge as of the Effective Date: (i) the development, manufacture, use, importation, exportation or sale of the Inhaler only to the extent the Inhaler differs from the Standard Inhaler as of the Effective Date or the development or use of the Formulation without the Undesired Formulations, as specified in the Development Plan, will not infringe any patent or other intellectual property rights of any third party; and (ii) after the Development Term, the manufacture, use, importation, exportation and sale of the Drug Products not made with the Undesired Formulations in the Territory, as specified in the Development Plan, will not infringe any patent or other intellectual property rights of any third party;

(f) SALUS has not knowingly withheld from PARI any material information in SALUS’ possession relating to the functionality, manufacture, safety or efficacy of the Drug Product or its use with the Inhaler, and to the best knowledge of SALUS, the information relating to the functionality, manufacture, safety or efficacy of the Drug Product provided to PARI does not contain any misstatement of a material fact nor omit to state any material fact required to make such information not misleading;

(g) the execution and delivery by SALUS of this Agreement and the performance by SALUS of the obligations under this Agreement require no regulatory approvals, other than approvals by FDA, EMEA or other similar agencies in the Territory, to be obtained on the part of SALUS, or, if required, SALUS has obtained such approvals;

(h) under the terms of a written agreement, SALUS has bound its employees and agents assigned to perform tasks related to or involving the Development Activities to maintain in confidence the Confidential Information arising from or received as a result of such Development Activities; and

(i) as of the Effective Date, SALUS has not received any notice from any third party that the use of the aztreonam material SALUS has provided to PARI under the Material Transfer Agreement infringes upon such third party’s patent or other proprietary rights.

13.0. Indemnification.

13.1. Indemnification of SALUS. PARI shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold SALUS, its Affiliates, Sublicensees, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any product liability or lawsuit by a third party directly arising from the design or function of the Inhaler which is embodied within the Standard Inhaler, except to the extent attributable to SALUS’ breach of any representation or warranty provided in Section 12.2; (ii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the design or function of the Inhaler which is embodied within the Standard Inhaler; (iii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the combination of the Inhaler and Drug Product, wherein the infringement arises proximately from the design or function of the Inhaler which is embodied within the Standard Inhaler; (iv) any breach of any representation or warranty given in this Agreement by PARI; and (v) any negligent conduct or willful misconduct by PARI in the development of the Inhaler, Formulation, Drug Product or any negligent conduct or willful misconduct otherwise in performance under this Agreement; provided however, that (a) SALUS gives PARI prompt notice of any such claim or lawsuit; (b) PARI has the right to compromise, settle or defend such claim or lawsuit; and (c) SALUS, at the expense of PARI, cooperates with PARI in the defense of such claim or lawsuit. SALUS, at its expense, may participate in the defense of any such claim or lawsuit.

13.2. Indemnification of PARI. SALUS shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold PARI, its Affiliates, sublicensees, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, lawsuits, proceedings, expenses, recoveries and damages, including reasonable legal expenses, costs and attorneys fees, arising out of: (i) any product liability claim or lawsuit by a third party directly arising from the Drug Products made, used, sold or distributed by SALUS, its Affiliates or Sublicensees, except to the extent attributable to PARI’s breach of any representation or warranty provided in Section 12.1; (ii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from any Package made or distributed by SALUS unless PARI developed, had developed or supplied or had supplied the Package to SALUS; (iii) any claim of infringement of any patent rights, trade secrets rights or other intellectual property rights of a third party arising from the Drug Product, or combination of the Drug Product and the Inhaler, wherein the infringement arises proximately from the Drug Product; (iv) any breach of any representation or warranty given in this Agreement by SALUS; (v) any negligent conduct or willful misconduct by SALUS in the development of the Drug Products or the Package or any negligent conduct or willful misconduct otherwise in performance under this Agreement; and (vi) any claim for personal injury or property damage arising from the negligent or willful misconduct of SALUS’ employees or agents during any visit to PARI’s or its subcontractor’s facilities; provided however, that: (a) PARI gives SALUS prompt notice of any such claim or lawsuit; (b) SALUS has the right to compromise, settle or defend such claim or lawsuit; and (c) PARI, at the expense of SALUS, cooperates with SALUS in the defense of such claim or lawsuit. PARI, at its expense, may participate in the defense of any such claim or lawsuit.

14.0. Insurance. Each Party or its Affiliates, shall maintain appropriate product liability insurance with respect to any clinical trials, manufacturing, development, sales, marketing, distribution and promotion activities performed by it hereunder, in each case in the amount of Five Million U.S. Dollars (US $5,000,000) per occurrence and in total. Each Party shall maintain such insurance until the Inhaler and Drug Product are no longer sold (or, in the case of clinical trial insurance, for a reasonable period of time following completion of clinical trials). Upon the termination of such insurance during the Royalty Period, each Party shall obtain tail end product liability coverage for a five-year term in such amounts and subject to such deductibles as the Parties may mutually agree based upon standards prevailing in the industry at the time. Each Party shall name the other Party as an additional insured on any policy required by this Section, and shall deliver certificates of insurance to the other Party to document compliance with this Section. The Parties may, in their sole discretion, obtain insurance in countries other than the United States.

15.0. Limitation of Damages.

(A) EACH PARTY’S CUMULATIVE LIABILITY FOR ANY ACTUAL LOSS OR ACTUAL DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS, OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED THE SUM OF [*]. THE LIMITATION OF THIS SECTION 15(A) SHALL NOT APPLY, HOWEVER, TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13.1(I), (II) AND (III), AND 13.2(I), (II) AND (III), AS THE CASE MAY BE.

(B) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY PROVIDED HEREIN. THE LIMITATION OF THIS SECTION 15(B) SHALL NOT APPLY, HOWEVER, TO A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 13.0 OF THIS AGREEMENT.

16.0. Dispute Resolution.

16.1. Negotiation. PARI and SALUS shall endeavor to resolve any claim or controversy arising out of or relating to this Agreement or arising from the threatened breach, breach, termination or validity of this Agreement informally by negotiation between the senior executives, officers or management of PARI and SALUS. Either Party may give the other Party written notice of any claim or controversy not resolved in the normal course of business (the “Disputing Party Notice”). Within thirty (30) days after the delivery of the Disputing Party Notice, the receiving Party shall submit to the other Party a written response (the “Response”). The Disputing Party Notice and Response shall include a statement of each Party’s position and a summary of the arguments supporting that position. Within sixty (60) days after the Disputing Party Notice, such designated senior executives, officers or management of PARI and SALUS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the claim or controversy. All negotiations pursuant to this Section are confidential and without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

16.2. Mediation. If the claim or controversy has not been resolved by negotiation pursuant to Section 16.1 of this Agreement within ninety (90) days of the Disputing Party Notice, or if the Parties fail to meet within the time periods specified in Section 16.1 of this Agreement, the Parties shall endeavor to settle the dispute by mediation under the then current Model Mediation Procedure for Business Disputes of the Center

*Confidential Treatment Requested.

for Public Resources (“CPR”). Unless otherwise agreed, the Parties shall select a mediator from the CPR panel of neutrals and shall notify CPR to initiate the selection process. Either Party may initiate this procedure ninety (90) days after the Disputing Party Notice whether or not the Parties have met.

16.3. Arbitration.

16.3.1. Procedural Rules of Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the threatened breach, breach, termination or validity thereof, which remains unresolved for forty-five (45) days after the appointment of a mediator pursuant to Section 16.2 of this Agreement shall be finally settled by arbitration in accordance with the CPR Non-Administered International Arbitration Rules and Commentary.

16.3.2. Tribunal. The tribunal shall consist of a sole arbitrator unless in the initial notice of arbitration or notice of defense, either Party requests a panel of three arbitrators in which event the panel will consist of three arbitrators, none of whom shall be appointed by a Party. In selecting the arbitrator(s), either Party may, but need not, strike any candidate who does not have a background in the field of pharmaceuticals with related scientific, legal or business experience. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court or authority having jurisdiction thereof. Insofar as the proceeding relates to patents, it shall also be governed by 35 U.S.C. § 294, to the extent applicable. THE ARBITRATORS ARE NOT EMPOWERED TO AWARD TREBLE, PUNITIVE OR ANY OTHER DAMAGES IN EXCESS OF COMPENSATORY DAMAGES, AND EACH PARTY IRREVOCABLY WAIVES ANY CLAIM TO RECOVER ANY SUCH DAMAGES.

16.3.3. Governing Substantive Law for Arbitration. In all arbitration proceedings, the governing, substantive law applied by the arbitrator(s) shall be the Uniform Commercial Code and other applicable laws of the State of Delaware, excluding its conflict-of-law rules. The governing, substantive law for arbitration proceedings shall not be the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended.

16.3.4. Serving of Notice for Arbitration. SALUS and PARI shall be deemed to have consented that any papers, notices or process may be served on either party by Federal Express or other reliable overnight courier, or hand delivered or mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the Party or its representative at the addresses set forth in Section 18.0 or by personal service where the arbitration is to be held, where such papers, notices or process is necessary or proper for: (i) the initiation or continuation of an arbitration; (ii) any court action in connection therewith; or (iii) the entry of judgment on any award made by the arbitrator(s).

16.3.5. Forum, Language, Trade Usage Standard and Currency. The place of the arbitration shall be in Washington, D.C. whether the arbitration is initiated by SALUS or PARI. The arbitration and all related communications and correspondence shall be conducted in the English language. All arbitration monetary awards shall be in the currency form of the United States dollar.

16.4. Injunctive Relief. Notwithstanding the foregoing, each Party shall have the right to immediately apply to a court of competent jurisdiction to seek temporary, or permanent injunctive relief to restrain any conduct or any threatened conduct in violation of or otherwise with respect to Sections 5.4, 5.5, 6.15, 6.16 and 11.0 of this Agreement, or that could threaten either Party’s rights in or to, or protect or enforce, any of the Parties’ intellectual property.

16.5. Attorneys’ Fees. The Party which is found to be in breach of this Agreement in any arbitration or legal action for amounts past due hereunder, failure to perform hereunder or any other reason arising out of this Agreement, shall reimburse the other Party for its reasonable attorneys’ fees and expenses and reasonable collection costs incurred as a result of such arbitration or legal action. The Party found to be in breach shall make such reimbursement payment within thirty (30) calendar days after the settlement of such arbitration or the final, unappealable judgment of the legal action, whichever is applicable.

17.0. Term and Termination.

17.1. Term. The term of this Agreement is effective as of the Effective Date as first written above, and except as otherwise provided in Section 17.0 of this Agreement, shall terminate upon the expiration of the Royalty Period. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement remains in effect for the duration of the entire Royalty Period, the licenses granted from PARI to SALUS hereunder shall be fully paid-up nonexclusive irrevocable licenses under the Know-How included within PARI’s Drug Product Intellectual Property and under PARI’s Drug Product Data included within PARI’s Drug Product Intellectual Property.

17.2. Termination for Breach. If either Party shall be in default of, or fail to comply with any material obligation or condition of this Agreement, the non-defaulting Party may terminate this Agreement by giving sixty (60) days’ notice to the defaulting Party, specifying in reasonable detail the basis for termination. If within sixty (60) days after the receipt of such notice, the Party who received such notice remedies the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force and effect. If sixty (60) days after the receipt of such notice, the Party who received such notice fails to remedy the condition forming the basis for termination, this Agreement shall be terminated.

17.3. Termination by SALUS.

17.3.1. SALUS Termination With Cause.

(a) Causes. Subject to Section 17.3.1(b) below, SALUS may terminate this Agreement with cause in the event that:

(i) SALUS receives a toxicity profile for the Test Drug Product or Drug Product derived from a Pre-Clinical Study, Phase I Clinical Study, Phase II Clinical Study or Phase III Clinical Study which would require SALUS to terminate further pre-clinical or clinical studies in order to avoid: (w) violating a reasonable standard of patient care; (x) endangering or potentially endangering patients; (y) a diminished commercial potential for the Drug Product which renders the Drug Product not commercially viable; or (z) a restrictive regulatory labeling for the Drug Product;

(ii) SALUS receives an efficacy profile for the Test Drug Product or Drug Product derived from a Pre-Clinical Study, Phase I Clinical Study, Phase II Clinical Study or Phase III Clinical Study which, in accordance with SALUS’ reasonable business judgment, removes the commercial merit from any further testing or development of the Drug Product;

(iii) the Development Activities reveal significant technical difficulties relating to the Formulation or Package of the Test Drug Product or Drug Product which are not contemplated or expected in the Development Plan;

(iv) the development of the Test Inhaler or Inhaler has significant delays beyond that which is contemplated or expected in the Development Plan, provided that the delay is not caused by changes in the Test Formulation, Formulation, Test Drug Product, Drug Product, Test Inhaler, or Inhaler required by Salus;

(v) the Test Inhaler or Inhaler is unable to perform to the Inhaler Specifications or is otherwise incompatible with the Test Formulation, Formulation, Test Drug Product or Drug Product, provided that the incompatibility is not due to changes in the Test Formulation, Formulation, Test Drug Product, Drug Product, Test Inhaler, or Inhaler required by Salus; or

(vi) SALUS receives a negative review or negative comments from the FDA, EMEA or another regulatory body which indicates that SALUS will not likely be able to obtain regulatory approval of an NDA or European Dossier for the Drug Product.

(b) Termination Notice. Upon the occurrence of any of the events set forth in Section 17.3.1(a) above, SALUS may notify PARI in writing of such occurrence (“Termination Notice”). Within thirty (30) days after PARI’s receipt of the Termination Notice, PARI shall submit to SALUS a written response (“Termination Response”). The Termination Notice and the Termination Response shall each include a statement regarding the situation at issue, each Party’s position and any proposed solutions.

(c) Agreement That Cause Exists. If the Parties agree that events outlined in the Termination Notice qualify for termination under this Section 17.3.1, within sixty (60) days after the Termination Notice, the designated senior executives, officers or management of PARI and SALUS shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after the Termination Notice, SALUS and PARI do not agree in writing to continue this Agreement with its original terms or amended terms, this Agreement shall terminate, subject to Salus paying the wind-down costs in Section 17.3.3. In the event the Parties do agree in writing to continue this Agreement with its original terms or amended terms, this Agreement shall continue in full force and effect, in accordance with any amendment thereto.

(d) Disagreement That Cause Exists. In the event the Parties disagree that the events outlined in the Termination Notice provide for termination under this section 17.3.1, the Parties shall retain the services of one or more mutually acceptable independent consultants, having sufficient technical, scientific, statistical, regulatory and/or business expertise, to provide a written opinion as to the accuracy or inaccuracy of the Parties conclusions. If the opinion states that the conditions in Section 17.3.1 exists, the Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the situation at issue. In the event that, within ninety (90) days after such opinion, SALUS and PARI do not agree in writing to continue this Agreement with its original terms or amended terms, this Agreement shall terminate, subject to Salus paying the wind-down costs in Section 17.3.3. If the opinion states that the conditions in Section 17.3.1 do not exist, SALUS may, at its option, terminate this Agreement in accordance with Section 17.3.2 (not this Section 17.3.1), otherwise this Agreement shall remain in full force and effect.

17.3.2. SALUS’ Termination Without Cause. SALUS may terminate this Agreement for any reason whatsoever pursuant to this Section 17.3.2. Termination of this Agreement under this Section 17.3.2, shall be effective upon SALUS providing at least thirty (30) days’ prior written notice to PARI and SALUS making the applicable payment provided below in this Section 17.3.2.

(a) Pre-Phase II Termination. In the event SALUS provides termination notice under this Section 17.3.2 before PARI delivers the Test Drug Products and Test Inhalers to SALUS for the Phase II Clinical Study, such termination penalty shall be the sum of: (x) [*] percent [*] of: [*] less all payments made to PARI for Pre-Phase II Services up to the date of such notice; and (y) the 1st Milestone payment set forth in Section 6.7 of this Agreement.

(b) Post-Phase II Termination.

(i) In the event SALUS provides termination notice under this Section 17.3.2 after PARI delivers the Test Drug Products and Test Inhalers to SALUS for the Phase II Clinical Study but before PARI delivers the Drug Products and Inhalers to SALUS for the Phase III Clinical Study, such termination penalty shall be the sum of: (x) [*] percent [*] of: [*] less all payments made to PARI for Post-Phase II Services up to the date of such notice; and (y) the 2nd Milestone payment set forth in Section 6.7 of this Agreement.

*Confidential Treatment Requested.

(ii) In the event SALUS provides termination notice under this Section 17.3.2 after PARI delivers the Drug Products and Inhalers to SALUS for the Phase III Clinical Study but before SALUS files an NDA or European Dossier for the Drug Product, such termination penalty shall be the sum of: (x) [*] percent [*] of: [*] less all payments made to PARI for Post-Phase II Services up to the date of such notice; and (y) the 3rd Milestone payment set forth in Section 6.7 of this Agreement.

(iii) In the event SALUS provides termination notice under this Section 17.3.2 after SALUS files an NDA or European Dossier for the Drug Product but before SALUS obtain regulatory approval of such NDA or EMEA, such termination penalty shall be the sum of: (x) [*] percent [*] of: [*] less all payments made to PARI for Post-Phase II Services up to the date of such notice; and (y) the 4th Milestone payment set forth in Section 6.7 of this Agreement.

17.3.3. Wind-Down Costs. Within sixty (60) days of any Termination Notice under Section 17.3.1 or 17.3.2, PARI may notify SALUS in writing of the reasonable wind-down cost PARI expects to incur as a result of any termination described in such Termination Notice, including reasonable fees owed to third party subcontractors. In the event this Agreement is terminated pursuant to Section 17.3.1 or 17.3.2, subject to the terms and conditions of this Agreement, SALUS shall pay PARI such reasonable wind-down cost within thirty (30) days after such termination. In the event PARI fails to notify SALUS of the reasonable wind-down cost under this Section 17.3.3, SALUS shall not be liable to PARI for such wind-down cost.

17.4. Survival. The rights and obligations described in Sections 1.0, 5.3, 5.4, 5.4.2, 5.4.3, 5.4.4, 5.5, 5.5.1, 5.5.2, the rights and obligations for payments accrued under Section 6.0 upon or prior to the termination of this Agreement, the rights and obligations described in Sections 7.4, 8.1.1(a), 8.1.1(c)(i) and (ii), the rights and obligations described in Section 8.1.3 to the extent the license granted in Section 7.4.3 becomes effective, the rights and obligations described in Sections 8.3.1, 8.3.2 and 8.3.3, the ownership determinations made under Section 8.4, the rights and obligations described in Sections 11.1, 11.4, 12.1, 12.2, 13.1 and 13.2, any tail-end insurance coverage obtained under Section 14.0 and the rights and obligations described in Sections 15.0, 16.0, 17.0 and 18.0, in addition to all other provisions, which by their terms contemplate survival, shall survive the expiration or termination of this Agreement.

17.5. Rights in Bankruptcy. All rights and licenses granted under Section 8 of this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of a right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. Each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code in the event of the commencement of a bankruptcy proceeding by or against the licensor Party under the United States Bankruptcy Code including, but not limited to, the right to treat

*Confidential Treatment Requested.

this Agreement or any agreement supplementary to this Agreement as terminated or to retain its rights under this Agreement or any Agreement supplementary to this Agreement. In the event that the licensee Party elects to retain its rights under this Agreement or any agreement supplementary to this Agreement, the licensor Party shall provide to the licensee Party, within seven (7) calendar days of written notice by the licensee Party to the licensor Party in accordance with Section 18 of this Agreement, all intellectual property and all embodiments of such intellectual property within the possession or control of the licensor Party.

18.0. Miscellaneous.

18.1. Entire Agreement. This Agreement, which includes the Exhibits attached hereto, contains the entire agreement between PARI and SALUS with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

18.2. Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and shall be sent by Federal Express or other reliable overnight courier, or hand delivered or mailed by registered or certified mail, postage prepaid and return receipt requested, to the appropriate party addressed as follows:

If to SALUS:	SALUS Pharma, Inc. 2025 1st Avenue Suite 800 Seattle, Washington 98121 Fax: 206-728-5095 Attn: A. Bruce Montgomery, MD Title: CEO	with a copy to:	Bell, Boyd & Lloyd LLC 70 West Madison Street Chicago, Illinois 60602 U.S.A. Fax: 312-372-2098 Attn: Cameron S. Avery, Esq.

If to PARI:	PARI GmbH Moosstrasse 9, D-82319 Starnberg, Germany Fax: 011 +49 (89) 742 846-50 Attn: Dr. Martin Knoch Title: Managing Director	with a copy to:	McGuire Woods LLP One James Center Richmond, Virginia 23219 U.S.A. Fax: 703-712-5050 Attn: Pamela C. Gavin, Esq.

Any Party may by such notice change the address to which notice or other communications to it are to be delivered or mailed.

18.3. Choice of Law. The rights and obligations of SALUS and PARI under this Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, such rights and obligations shall be governed by and construed in accordance with the Uniform Commercial Code and other applicable laws of the State of Delaware, excluding its conflict-of-law rules. This provision shall not preclude application of the United States Arbitration Act.

18.4. Assignability. This Agreement shall not be assignable other than by operation of law by either Party without the prior written consent of the other Party, and any purported assignment by either Party without the prior written consent of the other Party shall be void, except that either Party may assign its rights under this Agreement to any other corporation or other entity that succeeds to all or substantially all of that portion of its business to which this Agreement relates pursuant to any reorganization or sale or disposition of substantially all of its assets related to that portion of its business, provided that the assignee agrees to assume the assignor’s obligations hereunder, in which case the assignor shall have no further rights or obligations under this Agreement. Nothing in this Agreement or such assignment shall eliminate such assignor’s obligations under this Agreement which arise prior to the time of such assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

18.5. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

18.6. Severability. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.

18.7. Section Headings. The section headings contained in this Agreement are for the purpose of convenience and are not intended to define or limit the contents of such sections.

18.8. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.9. Further Assurances. Upon the reasonable request of either Party, the other Party shall execute any additional certificates or other documents that may be reasonably necessary to fully implement this Agreement.

18.10. Force Majeure. Except pursuant to existing laws, regulations and orders, no failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties including, but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: (i) any act or omission of any government; (ii) any future rule, regulation or order issued by any governmental authority or by any officer, department, agency, or instrumentality thereof which makes such performance impossible or commercially unreasonable; or (iii) any Act of God; fire; storm; flood; earthquake; accident; war; terrorism; rebellion; insurrection; riot; invasion; strike; and lockout (such cause or causes collectively, “Force Majeure”).

18.11. Compliance of Law. In conducting any activity under this Agreement or in connection with the development, manufacture, use or sale of the Drug Product and Inhaler, PARI and SALUS shall comply with all applicable laws and regulations including, but not limited to, all import and export regulations of the applicable authorities in the Territory.

18.12. Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Neither Party shall be deemed to be the agent of the other, nor shall the Parties be deemed to be partners or joint venturers. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking.

18.13. Choice of Language. This Agreement, originally written in the English language, shall be governed by the English language. In the event any dispute arises with respect to this Agreement, the meanings of all terms and provisions of this Agreement shall be interpreted in their original English form. The governing language of all correspondence related to reporting, negotiation, disputes, arbitration and notice requirements shall be the English language. The Parties shall bear their own expenses for having text or other communications translated into the English language.

18.14. Choice of Currency. The form of currency used for all purposes of this Agreement shall be the United States dollar.

18.15. Changes in Borders. In the event an area separates from a country during the term of this Agreement, the country shall nonetheless be deemed to be the combination of each separating area which initially formed the single political entity as of the Effective Date. If during the term of this Agreement, an area is annexed by a country, the country nonetheless shall be deemed to be the original area, excluding the annexed country.

18.16. Recordation of Licenses. At the request of SALUS, PARI shall cooperate with SALUS in its efforts to record its licenses to patents hereunder, including, but not limited to, executing a license recordation form, from time to time, for United States patents similar to that set forth in the attached Exhibit H and signing documents necessary for SALUS to record its licenses to patents hereunder in countries other than the United States.

IN WITNESS WHEREOF, the Parties hereby have executed this Agreement, as of the date first above written.

SALUS:		PARI:

SALUS PHARMA, INC.		PARI GMBH

Print Name:	A. Bruce Montgomery	Print Name:	Dr. M. Keller
Signature:	/s/ Alan Bruce Montgomery	Signature:	/s/ M. Keller
Title:	CEO	Title:	VP, Head of Pharma

EXHIBIT A

DEVELOPMENT PLAN

[*]

*Confidential Treatment Requested.

A-1

EXHIBIT B

DRUG PRODUCT SPECIFICATIONS

[*]

*Confidential Treatment Requested.

B-1

EXHIBIT C

INHALER SPECIFICATIONS

[*]

*Confidential Treatment Requested.

C-1

EXHIBIT D

MINIMUM TERMS FOR SUPPLY AGREEMENT

[*]

*Confidential Treatment Requested.

D-1

EXHIBIT E

[*]

*Confidential Treatment Requested.

E-1

EXHIBIT F

PROJECT TEAM

	Members	Liaisons
[*]

*Confidential Treatment Requested.

F-1

EXHIBIT G

COUNTRIES FOR PURSUIT OF PATENT PROTECTION

[*]

*Confidential Treatment Requested.

G-1

EXHIBIT H

LICENSE RECORDATION FORM

[*]

*Confidential Treatment Requested.

H-1